Exhibit 10.60
CERTAIN PORTIONS OF THIS EXHIBIT WHICH ARE INDICATED BY “XXX”
HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL
TREATMENT AND SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH
THE COMMISSION

LIMITED LIABILITY COMPANY AGREEMENT
OF
DYNAMIC FUELS, LLC
a Delaware Limited Liability Company
June 22, 2007

TABLE OF CONTENTS

ARTICLE I FORMATION	1

• Section 1.1 Formation	1

• Section 1.2 Name	1

• Section 1.3 Purpose; Powers; Authority	1

• Section 1.4 Registered Office and Registered Agent; Principal Place of Business	3

• Section 1.5 Term; Ceasing Development Activities	3

ARTICLE II MEMBERS AND CAPITAL CONTRIBUTIONS	3

• Section 2.1 Members; Schedule A	3

• Section 2.2 Capital Contributions	3

• Section 2.3 Withdrawal	7

• Section 2.4 Capital Contribution Loans	7

• Section 2.5 Members Have No Agency Authority	7

• Section 2.6 Interest on and Return of Capital Contributions	8

• Section 2.7 No Third-Party Beneficiaries	8

• Section 2.8 Conditions Precedent to Initial Capital Contributions	8

• Section 2.9 Conditions Precedent to Subsequent Capital Contributions	8

ARTICLE III CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS; RETURN OF DISTRIBUTIONS	9

• Section 3.1 Capital Accounts	9

• Section 3.2 Allocations for Accounting Purposes	10

• Section 3.3 Allocation for Income Tax Purposes	12

• Section 3.4 Distributions – General Principles	13

• Section 3.5 Distributions of Distributable Cash	14

• Section 3.6 Tax Distributions	15

ARTICLE IV MANAGEMENT OF THE COMPANY	15

• Section 4.1 Management Committee	15

• Section 4.2 Compensation	16

• Section 4.3 Budgets; Models	16

• Section 4.4 Management Committee Approval	18

• Section 4.5 Meetings; Action Without a Meeting	21

i

• Section 4.6 Officers	21

• Section 4.7 Director	22

• Section 4.8 Controller	22

• Section 4.9 Project Manager	22

• Section 4.10 Plant Manager	22

• Section 4.11 Deadlock	22

• Section 4.12 Determination to Develop the Initial Biofined Renewable Fuels Production Plant	23

• Section 4.13 Certain Matters	23

• Section 4.14 Determination to Develop Subsequent Biofined Renewable Fuels Production Plants	24

ARTICLE V OBLIGATIONS OF THE MEMBERS	25

• Section 5.1 Outside Activities	25

• Section 5.2 Exclusivity	26

• Section 5.3 Certain Biofeedstock Sales	27

ARTICLE VI INSURANCE AND EXPENSES	27

• Section 6.1 Insurance Coverage	27

• Section 6.2 Company Expenses and Organizational Expenses	28

ARTICLE VII BOOKS AND RECORDS, REPORTS, ANNUAL BUDGETS AND OTHER FINANCIAL, LEGAL AND TAX MATTERS	28

• Section 7.1 Books and Records	28

• Section 7.2 Fiscal Year	28

• Section 7.3 Tax Elections	29

• Section 7.4 Tax Matters	29

• Section 7.5 Tax Matters Partner	29

ARTICLE VIII INDEMNIFICATION	29

• Section 8.1 Exculpatory Provisions	29

• Section 8.2 Indemnification	30

• Section 8.3 Advancement of Expenses	30

• Section 8.4 Non-Exclusivity	31

• Section 8.5 Insurance	31

• Section 8.6 Indemnification of Employees and Agents	31

ii

ARTICLE IX TRANSFERS	31

• Section 9.1 Transfers	31

• Section 9.2 Right of First Offer; Right of First Refusal	31

• Section 9.3 Mandatory Buy-Sell	33

• Section 9.4 Call Rights	34

• Section 9.5 Substitution	36

• Section 9.6 Enforcement	36

ARTICLE X DISSOLUTION, LIQUIDATION, AND TERMINATION	37

• Section 10.1 Dissolution	37

• Section 10.2 Winding-up	37

• Section 10.3 Final Distribution	37

• Section 10.4 Termination of the Company	38

• Section 10.5 Obligations of Certain Members	38

ARTICLE XI REPRESENTATIONS AND WARRANTIES	38

• Section 11.1 Representations and Warranties of Members to Each Other	38

ARTICLE XII MISCELLANEOUS	39

• Section 12.1 Amendments	39

• Section 12.2 Entire Agreement	39

• Section 12.3 Severability	39

• Section 12.4 Notices	39

• Section 12.5 Governing Law	39

• Section 12.6 Arbitration; Jurisdiction; Venue	40

• Section 12.7 Successors and Assigns	40

• Section 12.8 Counterparts	40

• Section 12.9 Interpretation	40

• Section 12.10 Headings	40

• Section 12.11 Confidentiality: Publicity	40
ATTACHED SCHEDULES
Schedule A            Members, Initial Capital Contributions and Interests
Schedule B            Definitions
Schedule C            Initial Budget
 iii

Schedule D            Investment Banks
Schedule E            Service Agreement (Syntroleum)
Schedule F            Service Agreement (Tyson)
 iv

LIMITED LIABILITY COMPANY AGREEMENT
OF
DYNAMIC FUELS, LLC
LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) entered into effective as of June 22, 2007 (the “Effective Date”) by and between SYNTROLEUM CORPORATION, a Delaware corporation (“Syntroleum”), and TYSON FOODS, INC., a Delaware corporation (“Tyson”), as initial Members of DYNAMIC FUELS, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the initial Members mutually desire to form the Company to engage in the development, production, marketing and sale of Biofined Renewable Fuels (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Schedule B) produced using Biofining Technology in the United States including, directly or through one or more Operating Subsidiaries, the development, construction, financing, testing, ownership, operation and maintenance of one or more Biofined Renewable Fuels Production Plants; and
WHEREAS, the Members mutually desire to agree upon and set forth their respective rights, responsibilities and obligations to each other and with respect to the Company.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the Members, each intending to be legally bound, do hereby agree as follows:
ARTICLE I
FORMATION
Section 1.1 Formation. The Company was formed as a Delaware limited liability company under the Act by the filing of the Certificate of Formation (the “Certificate”) in the office of the Secretary of State of Delaware. The rights and obligations of the Members with respect to each other and the Company will be determined in accordance with the terms and provisions of this Agreement and, solely to the extent mandatorily applicable notwithstanding express provisions in this Agreement to the contrary, the Act. Notwithstanding anything herein to the contrary, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement.
Section 1.2 Name. The Company’s name is Dynamic Fuels, LLC. The Company’s business shall be conducted in the Company’s name. If the law of a jurisdiction where the Company does business requires the Company to do business under a different name, the Company’s business in such jurisdiction may be conducted under such other name or names as the Management Committee may select.

Section 1.3 Purpose; Powers; Authority.
(a) The purposes for which the Company is organized are, and the Company shall have the power to engage directly and through Operating Subsidiaries in, the production in the United States and marketing on a world-wide basis of Biofined Renewable Fuels produced using Biofining Technology from a Biofined Renewable Fuels Production Plant.
(b) In furtherance of the business of the Company set forth above, but subject to all other provisions and limitations of this Agreement, including, but not limited the voting provisions set forth in Article IV hereof, the Management Committee is hereby authorized and empowered on behalf of the Company:
(i) to do any and all things and perform any and all acts necessary or incidental to the purpose of the Company as set forth above that may be lawfully conducted by a limited liability company under the Act;
(ii) to enter into, and take any action under, any contract, agreement or other instrument as the Management Committee or any Person designated thereby or any other Person specifically authorized pursuant to the terms of this Agreement shall determine to be necessary or desirable to further the objectives and purposes of the Company, including without limitation contracts or agreements with any Member or prospective Member;
(iii) to open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;
(iv) to hire, for usual and customary payments and expenses, consultants, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;
(v) to incur expenses and other obligations on behalf of the Company in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;
(vi) to borrow money or guarantee any obligations, which borrowing or guarantee shall be on such terms as the Management Committee or any Person designated thereby or any other Person specifically authorized pursuant to the terms of this Agreement shall determine;
(vii) to the extent deemed necessary by the Management Committee, qualify the Company as a foreign limited liability company in each jurisdiction in which the Management Committee concludes, in the reasonable exercise of its business judgment, that such qualification is necessary, appropriate or desirable;
(viii) to bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;
(ix) to establish reserves in accordance with this Agreement or the Act for contingencies and for any other purpose of the Company;

(x) to prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;
(xi) to determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and
(xii) to act for and on behalf of the Company in all matters incidental to the foregoing.
Section 1.4 Registered Office and Registered Agent; Principal Place of Business. The address of the Company’s registered office in Delaware is c/o the Corporation Trust Company, Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the registered agent of the Company in Delaware for service of process are the Corporation Trust Company, Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801. The Management Committee may change the registered office and the registered agent of the Company from time to time. The Company shall maintain a principal place of business and office at such place or places as the Management Committee may from time to time designate.
Section 1.5 Term; Ceasing Development Activities. The Company commenced on the date the Certificate was filed with the Secretary of State of Delaware and shall continue until terminated in accordance with the terms of this Agreement. The Company shall cease Development Activities on the later to occur of (i) 10 years after the date of this Agreement and (ii) 2 years after the Development Activities Completion Date. Notwithstanding anything to the contrary set forth in this Agreement, each Member shall have the right to cause the Company to terminate and its affairs to be wound up in accordance with the terms of this Agreement if (i) the Company has not commenced construction of the Initial Biofined Renewable Fuels Production Plant within three years of the Effective Date or (ii) the Initial Biofined Renewable Fuels Production Plant produces less than twenty percent (20%) of the nameplate capacity per day of Biofined Renewable Fuels as set forth in the Process Design Package for the Initial Biofined Renewable Fuels Production Plant during each day of the Performance Test and fails to meet the Process Guarantee during the Performance Test in accordance with the terms of (and as such terms are defined in) the relevant Site License Agreement (any liquidated damages owed the Company under the Site License Agreement for failure to meet the Process Guarantee will be distributed accordingly).
ARTICLE II
MEMBERS AND CAPITAL CONTRIBUTIONS
Section 2.1 Members; Schedule A. The name and address of each Member, the Interest of such Member, and the amount of such Member’s Initial Capital Contribution are set forth in Schedule A.
Section 2.2 Capital Contributions.
(a) Subject to the satisfaction of the conditions precedent set forth in Section 2.8, each Person who is a Member as of the date hereof shall make the Initial Capital Contributions in the amount set forth opposite such Member’s name on Schedule A and on the dates set forth in the Initial Budget.

(b) Subject to the satisfaction of the conditions precedent set forth in Section 2.9, each Member agrees to contribute its Pro Rata share of Capital Contributions to the Company in order to enable the Company to pay its expenses that may be set forth in the Capital and Annual Budgets.
(c) Except as expressly provided herein, no Member shall make or be required to make any Capital Contributions to the Company. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.
(d) Capital Contributions shall be applied to the payment of Organizational Expenses and Company Expenses in accordance with the applicable Budget.
(e) If a Member fails to make a Capital Contribution when due (the “Capital Due Date”), whether in whole or in part, such Member shall be a defaulting Member (“Defaulting Member”) and any other Member may, in its sole discretion, fund the portion of such Capital Contribution that the Defaulting Member failed to make (the “Defaulted Capital Contribution”) by making a loan to the Company in the amount of such Defaulted Capital Contribution (an “Optional Funding Loan”). If more than one Member elects to fund the Defaulted Capital Contribution, such electing Members shall do so on a Pro Rata basis (or on such other basis as such electing Members may mutually agree). Each Optional Funding Loan shall bear interest at LIBOR plus ten percent (10%) and (ii) be senior to equity and all loans that are made by the Members that are not Optional Funding Loans but shall be subordinate to all other obligations of the Company (except for obligations of the Company to the Defaulting Member). All Optional Funding Loans shall be made on a pari passu basis. The Optional Funding Loan shall not relieve the Defaulting Member of its obligation to make the Defaulted Capital Contribution and shall not cure such Member’s default arising from the failure of such Member to make such Capital Contribution in full. An Optional Funding Loan may be paid from any source, including (x) proceeds of the Defaulted Capital Contribution (and interest) paid by the Defaulting Member in the event it elects to cure its default by making such Capital Contribution or (y) by conversion of the Optional Funding Loan to an Interest as provided in Section 2.2(g). The non-Defaulting Member(s) may increase the frequency of requested Capital Contributions as necessary to fund the applicable approved Budgets.
(f) Promptly following the Capital Due Date on which there has been a Defaulted Capital Contribution, the Company shall provide a written notice to the non-Defaulting Member(s), and if such non-Defaulting Members notify the Company of their election to make an Optional Funding Loan, the Company shall promptly give a written notice to the Defaulting Member:
(i) specifying the amount of each of the Optional Funding Loans, if any, made by the non-Defaulting Member(s);

(ii) notifying the Defaulting Member that its Interest has been diluted as of the Capital Due Date in accordance with Section 2.2(h) and setting forth the relevant calculations; and
(iii) notifying the Defaulting Member that its Interest will be subject to further dilution pursuant to Section 2.2(h) in respect of each Optional Funding Loan if (x) the Defaulting Member does not contribute an amount equal to the outstanding amount of such Optional Funding Loan (including all accrued interest) within forty (40) days following the Capital Due Date or such later date as may be agreed in writing by the Company and the Member who made the Optional Funding Loans (the “Capital Default Cure Date”) and (y) any Member who made such Optional Funding Loan elects to convert its Optional Funding Loan to an Interest on the Capital Default Cure Date.
If the Defaulting Member contributes an amount equal to the full outstanding amount of the Optional Funding Loans that were made in respect of a Defaulted Capital Contribution (including all accrued interest thereon) by the applicable Capital Default Cure Date, the principal amount of such payment(s) shall be treated as a Capital Contribution and shall immediately be used by the Company to repay the Optional Funding Loan and the Defaulting Member shall cease to be in default with respect to the Defaulted Capital Contribution. If a Defaulting Member contributes an amount equal to less than the full amount of the Optional Funding Loans (including all accrued interest thereon) that were made in respect of a Defaulted Capital Contribution, the amount contributed shall be used by the Company (x) first to pay any accrued interest on such Optional Funding Loans and (y) then to pay outstanding principal pro rata according to the outstanding principal amounts of all Optional Funding Loans. If the Defaulting Member contributes an amount equal to less than the full amount of all the Optional Funding Loans (including all accrued interest thereon) by the Capital Default Cure Date, the Company shall, at the request and direction of any Member who made an Optional Funding Loan, cancel such Optional Funding Loan and convert such Optional Funding Loan (including interest) to a Capital Contribution by such Member (the date of each such conversion, a “Loan Conversion Date”).
(g) The Interest of any Defaulting Member shall be diluted in accordance with Section 2.2(h) and (i), (i) as of the relevant Capital Due Date (whether or not any other Member elects to provide an Optional Funding Loan in respect of the relevant Defaulted Capital Contribution) and (ii) as of each Loan Conversion Date.
(h) The Interests of each Defaulting Member shall be diluted as of the relevant Capital Due Date by reducing the Interest held by the Defaulting Member and increasing the Interest held by the other Members by an amount equal, in the aggregate, to $0.75 for each $1.00 which the Defaulting Member shall fail to contribute. Thus, for example, if at a time when the Defaulting Member has contributed $100 to the Company for an Interest equal to 50% and the non-Defaulting Member has contributed $100 to the Company for an Interest of 50%, if the Defaulting Member should fail to make a Capital Contribution of $10, the value of the Defaulting Member’s Interest would be diluted by $7.50 from $100 (50% of the total equity of $200) to $92.50. Thus, without regard to any contemporaneous or subsequent Capital Contribution by the Non-Defaulting Member, (i) the Defaulting Member’s Interest would decrease from 50% to 46.25%, (ii) the value of the non-Defaulting Member’s Interest would be increased by $7.50 from $100 (50% of the total equity of $200) to $107.50, and (iii) the non-Defaulting Member’s Interest would increase from 50% to 53.75%. Assuming the non-Defaulting Member makes its pro rata Capital Contribution of $10 at the time of the Defaulted Capital Contribution, (i) the value of the non-Defaulting Member’s Interest would increase to $117.50 and (ii) the non-Defaulting Member’s Interest would increase from 53.75% to 55.95% (i.e., $117.50 out of the total equity of $210). Moreover, if any Non-Defaulting Members have made Optional Funding Loans in respect of a Defaulted Capital Contribution, the Interests of each Defaulting Member shall also be diluted as of each Loan Conversion Date by reason of such conversion. Thus, in the foregoing example, if the non-Defaulting Member made an Optional Funding Loan of $10 with respect to the Defaulting Member’s Defaulted Capital Contribution, upon the Loan Conversion Date, (i) the value of the non-Defaulting Member’s would increase to $127.50 (without regard to any accrued interest on the Optional Funding Loan) and (ii) the non-Defaulting Member’s Interest would increase from 55.95% to 57.95% (i.e., $127.50 out of the total equity of $220). Notwithstanding the above, in no event will a defaulting party’s Member’s Interest drop below 0% by reason of the application of the dilution provisions of this Section 2.2(h).
(i) All dilutions in accordance with Section 2.2(h) shall be permanent and shall not be reversed upon the occurrence of any subsequent event, including cure by the Defaulting Member of any default that resulted in such dilution, it being understood that if, prior to the Capital Default Cure Date, the Defaulting Member contributes an amount equal to the full outstanding amount of any Optional Funding Loans that were made in respect of a Defaulted Capital Contribution (including all accrued interest thereon), (i) the Defaulting Members Interest will not be diluted in respect of the Optional Funding Loan, (ii) such amount will be treated as a Capital Contribution and (iii) the value of the Defaulting Member’s Interest will be increased by the amount of the Capital Contribution. Thus, in the example set forth in Section 2.2(h), if the Defaulting Member paid in full the outstanding amount of the Optional Funding Loan ($10) (without regard to any accrued interest on the Optional Funding Loan) made by the non-Defaulting Member prior to the Capital Default Cure Date, (i) the value of the Defaulting Member’s Interest would increase to $102.50 (i.e., the original value of $100 less the $7.50 in dilution from the Defaulted Capital Contribution plus the $10 contribution) and (ii) the Defaulting Member’s Interest would increase from 44.05% (i.e., $92.50 of $210) to 46.59% (i.e., $102.50 of $220).
(j) Any taxes (whether transfer taxes or any other taxes) assessed on any Member or the Company as a result of any such dilution, increase or transfer shall be the responsibility of, and for the account of, the Defaulting Member (the “Dilution Tax Party”), and any such taxes shall be paid (x) directly by the Dilution Tax Party, or (y) through reimbursement by the Dilution Tax Party of the Company and/or any Member, if and to the extent that it has incurred or paid any portion of such tax (including to the fullest extent permitted by applicable law through further dilution and increase) (in the case of (x) or (y), together with such additional amount as required such that after receipt of such additional amount, the Company and/or such Member receives the full benefit of such direct payment or reimbursement (including such additional amount) without incurring any net tax liability in connection with such dilution, increase or transfer).

(k) Following dilution in accordance with Section 2.2(h), the Defaulting Member shall cease to be in default with respect to such additional Capital Contribution.
(l) INTENTIALLY OMITTED — REPLACED BY SCHEDULE G
Section 2.3 Withdrawal. No Member may withdraw, resign or retire from the Company as a Member.
Section 2.4 Capital Contribution Loans. If the Members determine in accordance with this Agreement that additional capital (other than the Capital Contributions) is necessary for the operation of the Company, any Member (the “Participating Contributing Member”) shall have the right, but not the obligation, to make a Capital Contribution Loan. Each “Capital Contribution Loan” made by any Participating Contributing Member (a) shall be unsecured and have a term mutually agreed to and determined by such Participating Contributing Member and the Company, which shall be at least one (1) year, (b) shall bear interest at an interest rate equal to fifteen percent (15%) per annum, (c) shall be mandatorily prepaid by the Company before any distributions are made to the Members, and Pro Rata among the Participating Contributing Members making such Capital Contribution Loans and (d) shall be represented by a promissory note, which form shall be mutually agreed upon by the Company and the Participating Contributing Member (the “Note”). The Company shall execute such Note and execute such other documents and instruments and take such further actions as are required by the Participating Contributing Member to give effect to this Section 2.4. For the avoidance of doubt, a Capital Contribution Loan made by a Participating Contributing Member to the Company shall not be considered a Capital Contribution and shall not result in dilution of any Member’s Capital Contribution, Interest or Capital Account.
Section 2.5 Members Have No Agency Authority. Except as expressly provided in this Agreement, no Member (in its capacity as a member of the Company) has any agency authority on behalf of the Company.
Section 2.6 Interest on and Return of Capital Contributions. Except as provided in this Agreement, no interest shall be paid by the Company in respect of any Member’s Capital Contributions or Capital Account. Except as otherwise provided in this Agreement, no Member may withdraw or receive a return of its Capital Contribution.
Section 2.7 No Third-Party Beneficiaries. The provisions of this Agreement relating to Capital Contributions shall not confer on any Person (including creditors of the Company) the right to enforce any provision of this Agreement.
Section 2.8 Conditions Precedent to Initial Capital Contributions. The obligations of the initial Members set forth in Section 2.2(a) shall be subject to the satisfaction of the following conditions precedent:
(a) The following documents shall have been executed and delivered by each party thereto and shall be in full force and effect:
(i) the Sales Agreement;

(ii) the Syntroleum Biofining Technology Master License, including the form of the Syntroleum Biofining Technology Site License and the Catalyst Supply Agreement;
(iii) the Services Agreements between each Member and the Company; and
(iv) the Other Agreements.
Section 2.9 Conditions Precedent to Subsequent Capital Contributions. The obligations of the initial Members set forth in Section 2.2(b) shall be subject to the satisfaction of the following conditions precedent:
(a) The documents set forth in Section 2.8(a) shall be in full force and effect;
(b) The IP Escrow Agreement shall have been executed and delivered by each party thereto and shall be in full force and effect;
(c) The Members shall have mutually agreed upon the allocation of liquidated damages as provided for in Section 5.09 of the Syntroleum Biofining Technology Site License, as will be set forth in the process guarantee to such Syntroleum Biofining Technology Site License;
(d) The Syntroleum Biofining Technology Site License and Catalyst Supply Agreement shall have been executed and delivered by each party thereto and shall be in full force and effect; and
(e) Each Member shall have demonstrated to the reasonable satisfaction of each other Member that such Member has sufficient financial resources to make its Capital Contributions to the Company contemplated in the then current approved Budget.
ARTICLE III
CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS;
RETURN OF DISTRIBUTIONS
Section 3.1 Capital Accounts.
(a) The Company shall maintain for each Member a Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Each such Capital Account shall be increased by (i) the cash amount or the Net Agreed Value of all Capital Contributions made by such Member to the Company pursuant to this Agreement (including any Capital Contribution resulting from the conversion of any Optional Funding Loans pursuant to Section 2.2(e)) and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 3.1(b) of this Agreement and allocated to such Member pursuant to Section 3.2 of this Agreement, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.1(b) of this Agreement and allocated to such Member pursuant to Section 3.2 of this Agreement.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes;
(ii) any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date (without giving effect to any increase or decrease thereof resulting from such taxable disposition); and
(iii) upon an adjustment pursuant to Section 3.1(d) of this Agreement to the Carrying Value of any Company property subject to depreciation, cost recovery, depletion or amortization, any further deductions for such depreciation, cost recovery, depletion or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
(c) A transferee of an Interest (including any non-Defaulting Member upon the dilution of a Defaulting Member’s Interest on any Capital Due Date pursuant to Section 2.2(h)) shall succeed to that portion of the Capital Account of the transferor relating to the Interest Transferred. If the Transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company’s assets and liabilities shall be deemed to have been Transferred to a successor Company in exchange for the interests in the successor Company and immediately thereafter, the Company shall be deemed to have distributed the interests in the successor Company to the transferee and the remaining Members in accordance with their respective interests in the Company in the manner specified by Treasury Regulation Section 1.708-1(b)(4). In such event, the Carrying Values of the Company’s assets shall not be adjusted immediately prior to such deemed Transfer pursuant to Section 3.1(d)(ii) of this Agreement. The Capital Accounts of such successor Company shall be maintained in accordance with the provisions of this Section 3.1.
(d) In accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f):

(i) Upon a Member’s contribution to the Company of cash or properties in exchange for an Interest, the Capital Accounts of all Members and the Carrying Values of all Company assets shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Company’s assets, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 3.2 of this Agreement. In determining such Unrealized Gain or Unrealized Loss, the fair market value of all Company assets (including cash or cash equivalents) immediately prior to the issuance of an Interest shall be determined by the Management Committee, using such reasonable method of valuation as it may adopt.
(ii) Immediately prior to any actual or deemed distribution to a Member of any Company asset (other than a distribution of cash that is not in redemption or retirement of an Interest), the Capital Accounts of all Members and the Carrying Value of such Company asset shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company asset, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such asset immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 3.2 of this Agreement. In determining such Unrealized Gain or Unrealized Loss, the fair market value of each such distributed asset as of any date of determination shall be determined by the Management Committee, using such reasonable method of valuation as it may adopt.
Section 3.2 Allocations for Accounting Purposes. For accounting purposes, all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members as follows:
(a) Except as otherwise provided in Sections 3.2(b) of this Agreement, Net Income and Net Losses for each Adjustment Period will be allocated among the Members so as to reduce, proportionately, in the case of Net Income, the excess of their respective Target Capital Accounts over their respective Partially Adjusted Capital Accounts for such Adjustment Period and, in the case of Net Losses, the excess of their respective Partially Adjusted Capital Accounts over their respective Target Capital Accounts for such Adjustment Period. No portion of Net Income or Net Losses for any Adjustment Period will be allocated to a Member, in the case of Net Income, whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account, or in the case of Net Losses, whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Adjustment Period.
(b) Notwithstanding any other provisions of this Section 3.2 of this Agreement, the following special allocations shall be made for each Adjustment Period:
(i) Notwithstanding any other provision of this Section 3.2 of this Agreement, if there is a net decrease in Company Minimum Gain during any Adjustment Period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(f)(6),(g)(2), and (j)(2)(i). For purposes of this Section 3.2(b)(i) of this Agreement, each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 3.2 with respect to such Adjustment Period. This Section 3.2(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 3.2 (other than (i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Adjustment Period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Adjustment Period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 3.2(b) each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 3.2, other than Section 3.2(b)(i) above, with respect to such Adjustment Period. This Section 3.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii) Except as provided in (i) and (ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to (i) or (ii) above. This Section 3.2(b)(iii) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(iv) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Adjustment Period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 3.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 3.2(b) have been tentatively made as if this Section 3.2(b)(iv) were not in this Agreement.
(v) Nonrecourse Deductions for any Adjustment Period shall be allocated to the Members in accordance with their respective Interests.
(vi) Member Nonrecourse Deductions for any Adjustment Period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
(viii) Notwithstanding any other provision of this Section 3.2 other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Regulatory Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations if the Regulatory Allocations had not otherwise been provided for in this Section 3.2.
Section 3.3 Allocation for Income Tax Purposes.
(a) Except as provided in this Section 3.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for accounting purposes under Section 3.2.
(b) The Members recognize that with respect to a Contributed Property, there may be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at such time. In the case of a Contributed Property, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such Contributed Properties (“Section 704(c) Items”) shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections pursuant to any permitted method selected by the Members; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for accounting purposes under Section 3.2.
(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

(d) If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of investments, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.
(e) Tax credits shall be allocated between the Members in accordance with their respective Interests.
Section 3.4 Distributions – General Principles.
(a) Except as otherwise expressly provided in this Agreement, no Member or Assignee shall have the right to withdraw capital from the Company or to receive any distribution or return of its Capital Contribution. Distributions of Company assets that are provided for in Section 3.5 or Section 3.6 or in Article X of the Agreement shall be made only to Persons who, according to the books and records of the Company, are the holders of record of Interests, whether Members or Assignees, with respect to which distributions are to be made.
(b) Notwithstanding anything in this Agreement to the contrary, no distribution shall be made pursuant to Section 3.5 of this Agreement (i) if such distribution would violate any contract or agreement to which the Company is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company; (ii) to the extent that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any Company Expenses or any other expense, liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise; or (iii) to the extent that the cash available to the Company is otherwise insufficient to permit such distribution.
(c) Notwithstanding any other provision of this Agreement, the Company shall comply with any federal, state or local withholding requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld, shall be treated as distributions to the applicable Members under Section 3.5 of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under Section 3.5 of this Agreement or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or Assignee with respect to such Member’s Interest in the Company hereby indemnifies and agrees to hold harmless the other Members and the Company for such excess amount or such withholding requirement, as the case may be.
Section 3.5 Distributions of Distributable Cash. (a) Subject to the restrictions set forth in Section 3.4(b) hereof, on a calendar quarterly basis, the Members shall determine to what extent (if any) the Company’s cash on hand exceeds the sum of (i) its current expenses and other obligations (including any Optional Funding Loans and Capital Contribution Loans) and (ii) any reserves established in accordance with Section 3.4(b)(ii) hereof (the amount of such excess being referred to herein as “Distributable Cash”). Subject to Sections 3.5(b) and (c) hereof, distributions of Distributable Cash shall be made on or before the twentieth (20th) day of the second calendar month after expiration of each calendar quarter (i) first, to Tyson, any amount owed to Tyson pursuant to a feedstock sales agreement entered into by Tyson in respect of a Biofined Renewable Fuels Production Plant as a result of a default by the buyer thereunder less the portion of any amount received by Tyson upon the exercise of remedies in respect of such default equal to Tyson’s Pro Rata Interest and (ii) second, to the Members in accordance with their respective Interests. In making such determination of Distributable Cash the Members shall also take into account the Running Royalty, if any, paid to Syntroleum pursuant to the Syntroleum Biofining Technology Site License or that Syntroleum is receiving credit for in repayment of any Remedial Measures (as Running Royalty and Remedial Measures are defined in the Syntroleum Biofining Technology Site License) and the service fee paid to Tyson pursuant to the Sales Agreement (“Service Fee”) and adjusting the Distributable Cash paid to Syntroleum and Tyson respectively such that the Distributable Cash and Royalty paid to Syntroleum equals the Distributable Cash and Service Fee paid to Tyson.] If a distribution is not made in a quarter, the amount of any such Royalty and Service Fees paid in the quarter will be considered in the subsequent quarter(s) and accounted for in the next quarterly distribution.
(b) Notwithstanding anything to the contrary set forth in this Agreement, Tyson shall have the right to cause the Company or an Operating Subsidiary to grant Tyson (i) a security interest in all assets of and rights relating to the Initial Biofined Renewable Fuels Production Plant to secure the performance by the Company or such Operating Subsidiary of its obligations to Tyson under the Sales Agreement and (ii) a security interest in all assets of and rights relating to each Subsequent Biofined Renewable Fuels Production Plant to secure the performance by the Company or such Operating Subsidiary of its obligations to Tyson under any feedstock sales agreement entered into by Tyson in respect of such Subsequent Biofined Renewable Fuels Production Plant.
(c) Notwithstanding anything to the contrary set forth in this Agreement, Syntroleum shall have the right to cause the Company or an Operating Subsidiary to grant Syntroleum (i) a security interest in all assets of and rights relating to the Initial Biofined Renewable Fuels Production Plant to secure the performance by the Company or such Operating Subsidiary of its obligations to Syntroleum under the Syntroleum Biofining Technology Master and Site License Agreements and (ii) a security interest in all assets of and rights relating to each Subsequent Biofined Renewable Fuels Production Plant to secure the performance by the Company or such Operating Subsidiary of its obligations to Syntroleum under any Syntroleum Biofining Technology Site License Agreement entered into by Syntroleum in respect of such Subsequent Biofined Renewable Fuels Production Plant.
(d) The parties agree that in the event of a liquidation or other Dissolution Sale that Tyson shall be first paid for the amounts owed for its Bio Feedstock, and then the parties will be paid any Running Royalty and Service Fee on a pari passu basis. If only one party receives payment upon a liquidation or other Dissolution Sale, or if the parties do not receive full payment for amounts covered by the security interests, the parties agree to distribute the total funds received in a manner that (i) first pays Tyson for any sums owed under the Sales Agreement less the Service Fees, and (ii) any remaining funds will be divided equally among the parties to pay for Service Fees and Royalty Fees owed under the respective agreements.

Section 3.6 Tax Distributions. Prior to making distributions pursuant to Section 3.5 of this Agreement, to the extent that the Company has funds on hand available for distribution, on or prior to March 1, June 1, September 1 and December 1 of each year (each a “Tax Distribution Date”), the Company shall distribute to Members of record an amount equal to their Assumed Tax Liability, if any. “Assumed Tax Liability” means an amount that is equal to (a) the cumulative amount of state and federal income taxes (including any applicable estimated taxes) that would be due from such Member as of such Tax Distribution Date since the formation of the Company, assuming such Member were subject to the maximum combined federal, state and local income tax rate applicable to any member and earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Article III of this Agreement since the formation of the Company, reduced by (b) all previous distributions made pursuant to Section 3.5 of this Agreement and this Section 3.6. To the extent that the Company has insufficient funds to make a distribution of the full amount of the Members’ Assumed Tax Liability, the Company may make a partial distribution on a pro rata basis.
ARTICLE IV
MANAGEMENT OF THE COMPANY
Section 4.1 Management Committee.
(a) The management and operation of the Company shall be vested in a management committee (the “Management Committee”) which shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings, including those acts and undertakings set forth in Section 1.3(b), that it may deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement. The Management Committee shall consist of four (4) members (each a “Management Committee Member”).
(b) Except as otherwise set forth in this Agreement, Syntroleum shall have the right to appoint two (2) of the four (4) Management Committee Members. Each of the Syntroleum Management Committee Members shall serve until their removal by Syntroleum, resignation or death; and, upon the occurrence of same, their successor shall be appointed by Syntroleum. Syntroleum hereby appoints Edward G. Roth and Karen Gallagher as the initial Syntroleum Management Committee Members.
(c) Except as otherwise set forth in this Agreement, Tyson shall have the right to appoint two (2) of the four (4) Management Committee Members. Each of the Tyson Management Committee Members shall serve until their removal by Tyson, resignation or death; and, upon the occurrence of same, their successor shall be appointed by Tyson. Tyson hereby appoints Jeffrey D. Webster and Matt Ellis as the initial Tyson Management Committee Members.
(d) Except as otherwise set forth in this Agreement, all actions to be taken by the Management Committee shall be taken only upon a Majority Vote of the Management Committee Members.
(e) Except as provided under Section 9.4, if at any time, and only during such time, either Syntroleum’s or Tyson’s Interest is less than 40%, then Syntroleum or Tyson, as the case may be, shall be entitled to appoint only one (1) Management Committee Member and the other Member shall be entitled to appoint three (3) Management Committee Members. Furthermore, if at any time, and only during such time, either Syntroleum’s or Tyson’s Interest is less than 10%, then Syntroleum or Tyson, as the case may be, shall not be entitled to appoint any Management Committee Members and the other Member shall be entitled to appoint all four (4) Management Committee Members.

Section 4.2 Compensation. The Management Committee Members shall not be entitled to and shall not be paid any compensation for serving on the Management Committee. Unless otherwise restricted by the terms of this Agreement, the compensation of the Officers, any personnel of the Company or personnel performing services on behalf of the Company shall be set forth in the Budgets. The Management Committee Members and the Officers may be paid their expenses, if any, incurred at the request of the Management Committee, which may include expenses of attendance at each meeting of the Management Committee. No such payment shall preclude the Management Committee Members or the Officers from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
Section 4.3 Budgets; Models.
(a) Attached hereto as Schedule C is the initial development plan and the initial estimated capital and expense budget, including but not limited to Organizational Expenses and Company Expenses, for the site location selection and the preparation of the process design package of the Initial Biofined Renewable Fuels Production Plant (the “Initial Budget”). The Capital Contributions to be made by the Members necessary to fund the Initial Budget are set forth in Schedule A.
(b) Following the acceptance by the Management Committee of the site location and the process design package for the Initial Biofined Renewable Fuels Production Plant, the Project Manager shall submit to the Management Committee for its approval a capital budget that sets forth in detail the required capital expenditures for the development, construction and initial operation of the Initial Biofined Renewable Fuels Production Plant (the “Capital Budget”). The Capital Budget shall include the estimated dates for making each Member’s Capital Contributions with respect to the development, construction and initial operation of the Initial Biofined Renewable Fuels Production Plant.
(c) At the same time the Project Manager submits the Capital Budget, the Plant Manager shall also submit to the Management Committee for its approval an annual operating budget, including but not limited to Company Expenses, for the remainder of the current fiscal year at the time of submission and the next fiscal year which will include the other anticipated expenditures of the Company that pertain to matters other than the development, construction and initial operation of the Initial Biofined Renewable Fuels Production Plant (the “Operating Budget”). The Plant Manager shall combine the Operating Budget and the relevant portion of the Capital Budget for the time period covered to submit an annual budget to the Management Committee for its approval (the “Annual Budget”). Beginning in 2008, at least forty-five days prior to the end of the then current fiscal year, the Plant Manager shall submit to the Management Committee for its approval an Operating and Annual Budget for the next fiscal year. In the event the Management Committee Members cannot agree upon an Operating and Annual Budget, the last Operating and Annual Budget agreed to by the Management Committee shall remain in place and govern the Company’s expenses and expenditures for items and matters not included in the Capital Budget or a Subsequent Budget.

(d) At the same time the Project Manager submits the Capital Budget, the Plant Manager shall also submit to the Management Committee for its approval a financial model (a “Financial Model”) for the Initial Biofined Renewable Fuels Production Plant containing assumptions and operating projections for the Initial Biofined Renewable Fuels Production Plant. The Plant Manager shall prepare an updated version of the Financial Model every three (3) months during the performance of Development Activities for the Initial Biofined Renewable Fuels Production Plant containing updated assumptions and operating projections for the Initial Biofined Renewable Fuels Production Plant. Each such updated Financial Model, from and after approval by the Management Committee, shall be the Financial Model for the Initial Biofined Renewable Fuels Production Plant for purposes of this Agreement. Notwithstanding the above for purposes of Section 2.2(l), each Member shall be free to use its own tax assumptions, price assumptions and other economic and operating projections in analyzing the performance of a Biofined Renewable Fuels Production Plant, which assumptions used by the Party shall be reasonable.
(e) In the event of the proposed construction of an additional Biofined Renewable Fuels Production Plant or the expansion of the Initial Biofined Renewable Fuels Production Plant, the Management Committee shall develop and approve a definitive budget substantially in the form of the Capital Budget that sets forth in detail the required expenditures for the development, construction and initial operation of such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant (the “Subsequent Budget”). In addition, the Subsequent Budget shall include the estimated amounts and dates for making each Member’s Capital Contributions necessary for the development, construction and operation of such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant. Portions of the Subsequent Budget for relevant time periods shall be included in the Annual Budgets presented to the Management Committee for approval.
(f) Concurrent with the development and approval of each Subsequent Budget, the Management Committee shall develop and approve a Financial Model for such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant. The Management Committee shall prepare an updated version of such Financial Model every three (3) months during the performance of Development Activities for such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant containing updated assumptions and operating projections for such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant. Each such updated Financial Model, from and after approval by the Management Committee, shall be the Financial Model for such additional Biofined Renewable Fuels Production Plant or for the expansion of the Initial Biofined Renewable Fuels Production Plant for purposes of this Agreement. Notwithstanding the above for purposes of Section 2.2(l), each Member shall be free to use its own tax assumptions, price assumptions and other economic and operating projections in analyzing the performance of a Biofined Renewable Fuels Production Plant, which assumptions by the Party shall be reasonable.

Section 4.4 Management Committee Approval.
(a) Actions Requiring Unanimous Vote of the Management Committee Members. Notwithstanding any other provision of this Agreement, none of the following actions shall be taken by the Company, nor shall the Company cause an Operating Subsidiary to take any such action, without the Unanimous Vote of the Management Committee Members:
(i) merge, consolidate or convert the legal form of the Company or any Operating Subsidiary or cause the dissolution and winding up of the Company or any Operating Subsidiary;
(ii) sell all or substantially all of the Company or any Operating Subsidiary’s assets;
(iii) adopt the Operating Budget, a Capital Budget, an Annual Budget a Subsequent Budget or a Financial Model;
(iv) amend the Certificate or organizational document in any respect except to reflect a change in the registered office or the registered agent for the Company or Operating Subsidiary;
(v) file or consent to file a petition for or against the Company or any Operating Subsidiary under any federal or state bankruptcy, insolvency or reorganization act;
(vi) form a subsidiary;
(vii) undertake the development of any Biofined Renewable Fuels Production Plant;
(viii) enter into, modify or amend any agreement with any Member or any of its Affiliates;
(ix) change the purpose of the Company or any Operating Subsidiary;
(x) set or alter distribution or dividend policy of the Company or any Operating Subsidiary;
(xi) make a Capital Contribution call, and allow a Capital Contribution to be made to the Company or any Operating Subsidiary, other than in cash; and
(xii) make all tax elections required to be made by the Company pursuant to Section 7.4.
After all reasonable necessary information necessary for making a decision has been distributed, any Management Committee Member may call for a vote by the Management Committee on any matters described in this Section 4.4(a) by giving notice thereof to the other Management Committee Members. Such notice shall set forth the Member’s office in which the vote is to occur and the time and date that such vote shall take place, provided, however, the date that the vote shall take place shall not be fewer than thirty (30) days from the date of the notice calling for such vote.

(b) Actions Requiring Supermajority Vote of the Management Committee Members. Notwithstanding any other provision of this Agreement, none of the following actions shall be taken by the Company, nor shall the Company cause an Operating Subsidiary to take any such action, without the Supermajority Vote of the Management Committee Members:
(i) appoint or remove the auditor of the Company or any Operating Subsidiary;
(ii) make or commit to make, whether individually or in a series of related transactions, a capital expenditure or incurrence of liability of $500,000.00 or more;
(iii) make or commit to make, whether individually or in a series of related transactions, a sale or acquisition of assets of $500,000.00 or more;
(iv) file, settle or compromise any action, suit or proceeding (A) that could reasonably be expected to result in damages that may exceed $100,000.00 in the aggregate at any time or (B) the outcome of which adversely affect the reputation of, or involve the risk of criminal sanctions upon, any Operating Subsidiary, the Company, any Member or any of their respective Affiliates;
(v) admit new Members other than an Assignee that has received its Interests pursuant to a Permitted Transfer or pursuant to a Transfer under Section 9.2;
(vi) issue equity interests in any Operating Subsidiary;
(vii) enter into any employment, severance, indemnity or change in control agreement;
(viii) grant a lien on any asset of the Company or any Operating Subsidiary;
(ix) lend funds to any Member;
(x) lend funds to a third party in excess of $500,000.00 (excluding the extension of open credit for finished goods in the ordinary course);
(xi) set fees, if any, payable to Management Committee Members and compensation, if any, of Officers; and
(xii) granting registration rights with respect to the Interests or any equity interest in an Operating Subsidiary.
After all reasonable necessary information necessary for making a decision has been distributed, any Management Committee Member may call for a vote by the Management Committee on any matters described in this Section 4.4(b) by giving notice thereof to the other Management Committee Members. Such notice shall set forth the Member’s office in which the vote is to occur and the time and date that such vote shall take place, provided, however, the date that the vote shall take place shall not be fewer than fifteen (15) days from the date of the notice calling for such vote.

(c) Actions Requiring Majority Vote of the Management Committee Members. Notwithstanding any other provision of this Agreement, none of the following actions shall be taken by the Company, nor shall the Company cause an Operating Subsidiary to take any such action, without the Majority Vote of the Management Committee Members:
(i) confer a power of attorney;
(ii) issue a press release or other public statement except to the extent required by law or the rules of any stock exchange or trading system;
(iii) retention of consultants, engineers and other experts; and
(iv) retention of a major equipment vendor not previously retained.
After all reasonable necessary information necessary for making a decision has been distributed, any Management Committee Member may call for a vote by the Management Committee on any matters described in this Section 4.4(c) by giving notice thereof to the other Management Committee Members. Such notice shall set forth the Member’s office in which the vote is to occur and the time and date that such vote shall take place, provided, however, the date that the vote shall take place shall not be fewer than fifteen (15) days from the date of the notice calling for such vote.
Section 4.5 Meetings; Action Without a Meeting.
(a) Prior to the commencement of commercial operations of the any Biofined Renewable Fuels Production Plant, the Management Committee shall hold a meeting at least once per calendar month upon such day as may be agreed to by the Management Committee Members to review the development of such Biofined Renewable Fuels Production Plant, the Company’s performance for the prior calendar month and to conduct any other business and affairs of the Company. At other times, the Management Committee shall hold a meeting at least once per calendar quarter upon such day as may be agreed to by the Management Committee Members to review the Annual Budget, the Company’s performance for the prior calendar quarter and to conduct any other business and affairs of the Company. Management Committee Members may attend such meetings telephonically, by video conference or in person. Each Management Committee Member may be represented by proxy or by notifying the other Management Committee Members in writing of the name of his/her alternate for such meeting. The location of all such meetings pursuant this Section 4.5(a) shall alternate between Tyson’s office in Springdale, AR and Syntroleum’s office in Tulsa, OK, provided, however, if a Member has the right to appoint all the Management Committee Members, such meetings will be held at such place and time as the Management Committee Members so elect. If either Tyson or Syntroleum change their corporate headquarters from Springdale, AR or Tulsa, OK, respectively, Tyson or Syntroleum may substitute the location of their new corporate headquarters as the location for the meetings of the Management Committee. If a party does not vote on a resolution submitted to the Management Committee Members, as such resolution was provided on the agenda for such meeting, such non-vote will be counted as a vote against the resolution.

(b) Any action that may be taken by a vote of or upon the approval of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken or approved, shall be signed by Management Committee Members representing not less than the minimum number of votes required to take or approve such action pursuant to the terms of this Agreement.
Section 4.6 Officers.
(a) The following offices of the Company are hereby established with the following persons (“Officers”) to hold such offices as set forth in this Agreement.

Office	Officer
Director	Edward G. Roth
Controller	Matt Ellis
Officers need not be a resident of the State of Delaware or an officer, director or employee of a Member. Each Officer shall hold office until his successor is duly designated and qualified or until his death or until he resigns or has been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other reasonable compensation, if any, of the Officers and agents of the Company shall be paid by the Company. The Management Committee shall have the authority to name such other Officers as it may approve in an Annual Budget.
(b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
Section 4.7 Director. The Director shall perform, at the request of the Management Committee, such duties as may be assigned to him by the Management Committee. The Director shall be reimbursed for all reasonable expenses incurred in managing the Company. The Director shall be nominated by Syntroleum and approved by the Management Committee.
Section 4.8 Controller. The Controller shall perform, at the request of the Management Committee, such duties as may from time to time be assigned by the Management Committee. The Controller shall be reimbursed for all reasonable expenses incurred in managing the Company. The Controller shall be nominated by Tyson and approved by the Management Committee.
Section 4.9 Project Manager. The Project Manager shall be approved by the Management Committee. The Project Manager shall implement and be responsible for the development and construction of the Initial Biofined Renewable Fuels Production Plant in accordance with the Initial Budget and the Capital Budget. The Project Manager shall perform, at the request of the Management Committee, such additional duties as may from time to time be assigned by the Management Committee. The Project Manager shall be reimbursed for all reasonable expenses incurred in connection with performing its duties hereunder.

Section 4.10 Plant Manager. The Plant Manager shall be responsible for the day to day operation of the Initial Biofined Renewable Fuels Production Plant. The Plant Manager shall perform, at the request of the Management Committee, such additional duties as may from time to time be assigned by the Management Committee. The Plant Manager shall be reimbursed for all reasonable expenses incurred in performing its duties hereunder.
Section 4.11 Deadlock.
(a) If the Management Committee is unable to agree with respect to an action, decision or undertaking of the Company which requires Management Committee approval, Syntroleum and Tyson shall each within ten (10) days of such deadlock (x) appoint a member of their respective senior management to resolve such deadlock and (y) notify the other party of the individual so appointed. If the appointed members of Syntroleum’s and Tyson’s senior management are unable to resolve the deadlock issue within forty (40) days of such deadlock, Syntroleum and Tyson shall appoint a person with expertise in the area in dispute (the “Mediator”) to seek to resolve such deadlock through non-binding mediation. In no event shall such mediation be deemed to be for settlement purposes or admissible in any arbitration or judicial proceeding. The mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “AAA”) then in effect, other than as specifically modified herein. If a Mediator has not been selected within five (5) days after the expiration of such forty (40) day period, then a Mediator shall be selected by the AAA in accordance with the Commercial Mediation Rules of the AAA. The Mediator shall schedule a single session for the presentation by Syntroleum and Tyson of their respective positions, which, at the option of the Mediator, may be heard by the Mediator jointly or in private. The mediation session shall be held in Houston, Texas. The Mediator shall make a recommendation in respect of the dispute within five (5) business days of the session. The fees and expenses of the Mediator shall be paid by Syntroleum and Tyson in equal shares. If Syntroleum and Tyson are unable to resolve the dispute by mediation, Syntroleum and Tyson shall have the right to initiate the buy-sell procedures under Section 9.3.
Section 4.12 Determination to Develop the Initial Biofined Renewable Fuels Production Plant.
(a) Notwithstanding anything contained herein to the contrary, no sooner than thirty (30) and no later than sixty (60) days after the Capital Budget for the Initial Biofined Renewable Fuels Production Plant is submitted by the Project Manager to the Management Committee for its approval, the Management Committee shall meet to vote on whether or not to proceed with the development and construction of the Initial Biofined Renewable Fuels Production Plant. A vote to proceed with such construction and development will require a Unanimous Vote of the Management Committee Members. In the event the Management Committee is unable to agree with respect to whether or not to proceed with such development and construction, the Member whose Management Committee Member or Members voted against such development and construction shall be deemed to Transfer, and shall immediately Transfer following such vote, to the other Member at no cost all of its Interests in the Company and the transferring Member shall have no further rights with respect to the Company or the other Member following such Transfer. The Transfer by a Member of its Interest pursuant to this Section 4.12 shall in no way relieve such Member or its Affiliates of their respective obligations, if any, under the Sales Agreement, the Catalyst Supply Agreement, the Syntroleum Biofining Technology Master License, the Shared Services Agreements, the IP Escrow Agreement the Syntroleum Biofining Technology Site License and the Other Agreements (the “Relevant Agreements”); however, the Company and the Members shall be obligated to amend the Relevant Agreements to indicate that the Relevant Agreements shall apply only to the Initial Biofined Renewable Fuels Production Plant.
(b) This Section 4.12(b) shall only apply to the Management Committee’s initial decision to develop and construct the Initial Biofined Renewable Fuels Production Plant. If the Management Committee has affirmatively voted to proceed with the development and construction of the Initial Biofined Renewable Fuel Production Plant, this Section 4.12 will no longer be operative and shall not apply to any other decision that the Management Committee is unable to agree upon.
Section 4.13 Certain Matters.
(a) Notwithstanding anything set forth in this Agreement to the contrary, neither Syntroleum nor any Management Committee Member appointed by Syntroleum shall participate in any decision by the Management Committee with respect to the Company (i) filing an application for a patent or any similar intellectual property protection in any jurisdiction, (ii) initiating an enforcement action with respect to any of its intellectual property rights provided such enforcement action involves intellectual property derived from Syntroleum’s intellectual property or intellectual property licensed by Syntroleum to the Company and (iii) resolving disputes regarding its compliance with the terms of any of its intellectual property rights provided such dispute involves intellectual property derived from Syntroleum’s intellectual property or intellectual property licensed by Syntroleum to the Company. Notwithstanding anything set forth in this Agreement to the contrary, neither Tyson nor any Management Committee Member appointed by Tyson shall participate in any decision by the Management Committee with respect to the Company (i) initiating an enforcement action with respect to any of its intellectual property rights provided such enforcement action involves intellectual property derived from Tyson’s intellectual property or intellectual property licensed by Tyson to the Company and (ii) resolving disputes regarding its compliance with the terms of any of its intellectual property rights provided such dispute involves intellectual property derived from Tyson’s intellectual property or intellectual property licensed by Tyson to the Company.
(b) Notwithstanding anything set forth in this Agreement to the contrary, (i) neither Syntroleum nor any Management Committee Member appointed by Syntroleum shall participate in any decision by the Management Committee with respect to the Company taking an action or declining to take an action contemplated by the terms of any written agreement entered into between the Company and Syntroleum which decision is reasonably likely to have a material adverse effect on the business of the Company or the rights of the Company under such agreement and (ii) for purposes of satisfying any unanimous, supermajority, majority or similar voting requirement, Syntroleum and each such Management Committee Member shall be deemed to have voted with respect to such decision in the same manner as Tyson and each Management Committee Member appointed by Tyson.

(c) Notwithstanding anything set forth in this Agreement to the contrary except for Section 5.3, (i) neither Tyson nor any Management Committee Member appointed by Tyson shall participate in any decision by the Management Committee with respect to the Company taking an action or declining to take an action contemplated by the terms of any written agreement entered into between the Company and Tyson which decision is reasonably likely to have a material adverse effect on the business of the Company or the rights of the Company under such agreement and (ii) for purposes of satisfying any unanimous, supermajority, majority or similar voting requirement, Tyson and each such Management Committee Member shall be deemed to have voted with respect to such decision in the same manner as Syntroleum and each Management Committee Member appointed by Syntroleum.
Section 4.14 Determination to Develop Subsequent Biofined Renewable Fuels Production Plants.
Notwithstanding anything contained herein to the contrary,
(a) No sooner than thirty (30) and no later than sixty (60) days after the Subsequent Budget for a Subsequent Biofined Renewable Fuels Production Plant is submitted to the Management Committee for its approval, the Management Committee shall meet to vote on whether to proceed with Development Activities for such Subsequent Biofined Renewable Fuels Production Plant. A vote to proceed with such Development Activities will require a Unanimous Vote of the Management Committee Members. If the Management Committee does not agree by unanimous vote to proceed with such Development Activities, then each Member whose Management Committee Member or Members voted against such Development Activities (a “Declining Member”) shall have no equity interest in such Subsequent Biofined Renewable Fuels Production Plant (the “Rejected Plant”) and the Company, subject to Section 4.14(c), shall have no equity interest in such Rejected Plant.
(b) Any Member whose Management Committee Member or Members voted for the Development Activities for such Subsequent Biofined Renewable Fuels Production Plant or, if no Member voted for such Development Activities, each Member (the “Approving Member”) shall be free to pursue development activities for a fuel plant using Syntroleum’s Biofining Technology (an “Independent Plant”) alone or in a joint venture or other ownership arrangements with Third Parties; provided however, that no such joint venture or other ownership arrangement shall include as a participant a ROFR Party of a Declining Member. If the Approving Member participates in the equity of an Independent Plant (i) the Approving Member must invest at an amount equal to at least fifty percent (50%) of the amount the Company was being asked to invest, (ii) the Independent Plant must be located on a site within the same county as the site utilized in the Subsequent Budget for the Rejected Plant and (iii) a notice to proceed is issued to the construction contractor of such Independent Plant within two (2) years of the vote of the Management Committee referred to in Section 4.14(a). Syntroleum shall negotiate in good faith with the owner of the Independent Plant a Syntroleum Biofining Technology site license agreement; and Tyson and the owner of the Independent Plant shall negotiate in good faith an agreement for the purchase and sale of biofeedstock for use in the Independent Plant.

(c) The Company shall have the option, exercisable between the first anniversary and the third anniversary of the commencement of commercial operations of the Independent Plant, to purchase the Approving Member’s equity interest, either direct or indirect, in the Independent Plant. The purchase price shall be equal to the Approving Member’s cost of developing, constructing, and commissioning the Independent Plant plus an amount equal to (i) 25% if exercised between the first and second anniversary and (ii) 50% if exercised between the second and third anniversary, of the Approving Member’s cost of developing, constructing, and commissioning the Independent Plant (the “Additional Payment”). Each Declining Member shall have the right to cause the Company to exercise the option set forth in the Section 4.14(c). Such purchase shall be subject to whatever agreements the Approving Member’s equity interest, direct or indirect, in the Independent Plant is subject to. In purchasing such Approving Member’s equity interest in the Independent Plant, the Additional Payment shall be paid by the Declining Member exercising such right.
ARTICLE V
OBLIGATIONS OF THE MEMBERS
Section 5.1 Outside Activities. Subject to Section 5.2, this Agreement shall not be construed in any manner to preclude the Members or any of their respective Affiliates from possessing any business interest and engaging in any activity whatsoever for their own account and not for the account of the Company; provided that each Member devotes sufficient time to the business of the Company to perform and discharge its duties hereunder and to maximize the value of the assets of the Company. Business opportunities received by the Company that are outside the scope of its business shall be considered by the Members. If the business opportunity is in an area which a Member is already pursuing or is conducting research and development for its own account at the time the business opportunity arises, other than the scope of business set forth in Section 1.3(a), the Company shall not pursue such business opportunity without the approval of such Member. If an opportunity does not fall into an area which a Member is already pursuing or is currently conducting research and development for its own account, other than the scope of business set forth in Section 1.3(a), if a Supermajority Vote of the Management Committee Members determines that the Company should not pursue such opportunity, then any Member who voted to pursue such opportunity shall be free to pursue such opportunity on its own. Subject to the foregoing, neither the Company, any Member nor any Person shall have any rights by virtue of this Agreement in any business venture of any of the Members or their Affiliates.
Section 5.2 Exclusivity.
(a) Except as provided in Sections 5.2(c) and 5.2(e) below, during the Company’s existence and except for Syntroleum’s obligations hereunder and under the Syntroleum Biofining Technology Master License, Syntroleum shall not, and shall not enter into any agreement, arrangement or venture to, produce Biofined Renewable Fuels or grant a license to its Biofining Technology to any other Person within the United States.

(b) Except as provided in Section 5.2(d) below, during the Company’s existence, Tyson shall not, and shall not enter into any agreement, arrangement or venture to, produce renewable fuels using a process substantially similar to Biofining Technology within the United States. Each Member acknowledges and agrees that the sale by Tyson of Biofeedstocks to third parties shall not constitute a violation of this Agreement. The parties further acknowledge that the provisions of Section 5.2(b) will not apply to any existing agreements between Tyson and ConocoPhillips.
(c) Notwithstanding the provisions of Section 5.2(a), if Syntroleum declines to participate in the Initial Biofined Renewable Fuels Production Plant and Transfers its interest in the Company to Tyson pursuant to Section 4.12, Syntroleum shall be free to license its Biofining Technology to Third Parties after a period of one year and Syntroleum shall not be free to enter into any agreement, arrangement or venture to, produce Biofined Renewable Fuels in the United States as an equity participant, either directly or indirectly, for a period of 2 years after the vote called for in Section 4.12.
(d) Notwithstanding the provisions of Section 5.2(b), if Tyson declines to participate in the Initial Biofined Renewable Fuels Production Plant and Transfers its interest in the Company to Syntroleum pursuant to Section 4.12, (i) if the Capital Budget for the property, plant and equipment (excluding working capital, engineering and design) of the Initial Biofined Renewable Fuels Production Plant is less than $162 million, then Tyson shall not enter into any agreement, arrangement or venture to, produce Biofined Renewable Fuels in the United States as an equity participant, either directly or indirectly, for a period of 2 years after the vote called for in Section 4.12 or (ii) if the Capital Budget for the property, plant and equipment (excluding working capital, engineering and design) of the Initial Biofined Renewable Fuels Production Plant is equal to or greater than $162 million, then Tyson shall immediately be free to enter into any agreement, arrangement or venture to, produce Biofined Renewable Fuels as an equity participant, either directly or indirectly.
(e) Notwithstanding the language of Section 5.2(a), if the exclusivity terms and conditions under Section 2.03 of the Syntroleum Biofining Master License Agreement are terminated pursuant to Section 2.03 of the Syntroleum Biofining Master License Agreement, Syntroleum will be allowed to issue commercially reasonable arms length licenses for Biofining Technology within the United States.
Section 5.3 Certain Biofeedstock Sales.
(a) During the Company’s existence, if Tyson proposes to enter into a Qualifying Feedstock Supply Contract and the buyer is not in default under the Sales Agreement, then Tyson shall send a written notice (the “Feedstock Notice”) to the Company which notice shall include the material terms and conditions of such Qualifying Feedstock Supply Contract (the “Terms and Conditions”).
(b) For a period of 30 calendar days after delivery of a Feedstock Notice (the “Feedstock Exercise Period”), the Company shall have the right, exercisable as set forth in Section 5.3(c), to enter into a Bio Feedstock supply contract containing the Terms and Conditions if the Company intends to use the Bio Feedstock to produce Biofined Renewable Fuels at a Biofined Renewable Fuels Production Plant which can use the Bio Feedstock as a result of contracts which expire within six months of the commencement date of the Qualifying Feedstock Supply Contract.

(c) The right of the Company under Section 5.3(b) shall be exercisable by giving written notice prior to the expiration of the Feedstock Exercise Period to Tyson. The failure of the Company to give such notice within such period shall be deemed to be a waiver of the Company’s rights hereunder.
(d) If the Company fails to enter into such Bio Feedstock supply contract within 10 calendar days after the expiration of the Feedstock Exercise Period, then Tyson shall have the right to enter into the Qualifying Feedstock Supply Contract.
(e) Notwithstanding the above, as long as Tyson is still a Member of the Company, if Tyson knows there is no Biofined Renewable Fuels Production Plant of the Company that can use the Bio Feedstock within 6 months of the commencement date for such agreement, as stated in the Terms and Conditions, then Tyson will have no obligation to send a Feedstock Notice and offer such agreement to the Company.
(f) If the exclusivity terms and conditions under Section 2.03 of the Syntroleum Biofining Master License Agreement are terminated pursuant to Section 2.03 of the Syntroleum Biofining Master License Agreement, Tyson shall have no further obligations pursuant to this Section 5.3.
ARTICLE VI
INSURANCE AND EXPENSES
Section 6.1 Insurance Coverage. The Company shall obtain and maintain insurance coverage with respect to the business and activities of the Company, the Management Committee and the Officers in connection with the Management Committee’s and Officer’s actions taken in the course of performing their duties to the Company (as an additional insured under policies providing coverage for the Company) in such amounts or coverages as the Management Committee determines to be appropriate or advisable.
Section 6.2 Company Expenses and Organizational Expenses. The Company shall bear and be charged with the following costs and expenses (the “Company Expenses”): (i) all out-of-pocket costs and expenses incurred in carrying out the business of the Company as described herein; (ii) all third-party expenses in connection with the business of the Company as described herein including, without limitation, any financing, legal, accounting, management and consulting fees or expenses; (iii) all premiums, deductibles and other costs associated with obtaining and maintaining any insurance coverage with respect to the business and activities of the Company and the Management Committee and the Officers; (iv) interest on and fees and expenses arising out of all borrowings made by the Company, including the arranging thereof; (v) out-of-pocket costs of any litigation and indemnification; (vi) expenses of liquidating the Company; and (vii) registration expenses and any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company. In addition to all Company Expenses, the Company shall bear and be charged with all actual and reasonable Organizational Expenses.

ARTICLE VII
BOOKS AND RECORDS, REPORTS, ANNUAL BUDGETS
AND OTHER FINANCIAL, LEGAL AND TAX MATTERS
Section 7.1 Books and Records. The Company shall keep and maintain appropriate books and records with respect to the Company’s business which shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the following shall be maintained at the Company’s principal office: (i) a current and a past list of the full name and last known mailing address of each Member, (ii) a copy of the Certificate, and any amendments thereto, (iii) copies of the Company’s federal, state and local income tax returns and reports, if any, for the six (6) most recent years and any other year for which the statute of limitations remains open, (iv) copies of any financial statements of the Company for the three most recent fiscal years and any other year for which the statute of limitations remains open; (v) the invoices and supporting documentation for expenditures made by the Company; and (vi) copies of all current written contracts of the Company. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. Any Member may, for any purpose reasonably related to a Member’s interest in the Company, inspect such books and records upon reasonable request during normal business hours and at such Member’s own expense. The Company shall provide all Members copies of all annual audited financial reports and unaudited quarterly/monthly financial or other reports.
Section 7.2 Fiscal Year. Except in the case of the first and last fiscal years of the Company, the fiscal year of the Company shall begin on October 1 and end on September 30. In the case of the first fiscal year of the Company, the fiscal year shall commence on the date of this Agreement. In the case of the last fiscal year of the Company, the fiscal year shall begin on October 1 and end on the date on which the winding up of the Company is completed.
Section 7.3 Tax Elections. The Company shall make the following elections on the appropriate tax returns: (a) subject to Section 7.2, to adopt September 30 as the Company’s fiscal year end; (b) to adopt the accrual method of accounting (if permitted under the Code) to keep the Company’s books and records for financial and income tax purposes; (c) to elect to amortize the Organizational Expenses of the Company as permitted by Section 709(b) of the Code; (d) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation; (e) to account for disposition of depreciable assets under the general asset method to the extent permitted by Code Sec. 168(i)(4); and (f) any other election the Members may deem appropriate and in the best interests of the Members.
Section 7.4 Tax Matters. Neither the Company nor any Member or Assignee may make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state law. Except as provided otherwise in this Agreement, the Management Committee shall have the exclusive authority to make all material tax elections which could have a material adverse effect on a Member. Tyson shall have the exclusive authority to make all tax elections that would not have a material adverse effect on a Member, and which are required or permitted to be made by the Company. It is the intent of the Members to make elections that would result in the lowest tax payments for the Members. If the Management Committee cannot make a decision on any tax election which is within its authority to decide, such matter will be subject to the provisions of Section 4.11 and Section 12.6. Upon the Transfer of all or a portion of a Member’s Interest in accordance with the terms of this Agreement, Tyson may, at its option, elect to file on behalf of the Company an election under Section 754 of the Code and in accordance with applicable Treasury Regulations to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Section 743 or 734 of the Code.
Section 7.5 Tax Matters Partner. Tyson shall be the “tax matters partner” of the Company under Section 6231 of the Code, subject to replacement by the Management Committee (the “Tax Matters Partner”). The Tax Matters Partner shall promptly (within ten (10) business days) notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental body. In addition, the Tax Matters Partner shall promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the Tax Matters Partner shall furnish to the Members periodic reports, not less often than monthly, concerning the status of any such proceeding. The Tax Matters Partner shall not take any action contrary to the terms of this Agreement. All costs and expenses incurred by the Tax Matters Partner in the performance of its duties and privileges as the Tax Matters Partner shall be borne by the Company.
ARTICLE VIII
INDEMNIFICATION
Section 8.1 Exculpatory Provisions. Notwithstanding any provision of this Agreement to the contrary, no Management Committee Member, Member or Officer of the Company nor any of their respective Affiliates or any director, officer, partner, member or shareholder of any of the foregoing (each, an “Exculpated Person”) shall have any liability to the Company or any Management Committee Member or to any Member or any Officer or to any other person whomsoever for any losses sustained or liabilities incurred for any act or omission performed or omitted in connection such Person’s authority, duties, obligations or responsibilities from or to the Company or otherwise by reason of the fact that the Exculpated Person is or was a Management Committee Member, Member, or Officer of the Company or otherwise holds or held the aforesaid position, capacity or relationship; provided, (i) the Exculpated Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) the Exculpated Person’s conduct did not constitute fraud, gross negligence or willful misconduct, (iii) with respect to a criminal proceeding, the Exculpated Person had no reasonable cause to believe his, her or its conduct was unlawful; and (iv) the Exculpated Person’s conduct did not constitute a breach of the express provisions of this Agreement; provided, in no event shall the exception encompassed in this preceding clause (iv) apply to implied duties or obligations or to any matter of discretion conferred upon the Exculpated Person.

Section 8.2 Indemnification. To the fullest extent permitted by applicable law, the Company hereby agrees to defend, indemnify and hold harmless the Management Committee Members, the Members and the Officers of the Company and their respective Affiliates and the directors, officers, partners, members and shareholders of each and any of the foregoing (each, an “Indemnitee”) from and against any and all claims, damages, liabilities, losses, damages, costs (including, without limitation, the costs of litigation and reasonable attorneys’ fees), judgments, awards, fines, settlements, penalties and other expenses incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of, resulting from, or attributable to any act or omission performed or omitted in connection the Indemnitee’s authority, duties, obligations or responsibilities from or to the Company or otherwise by reason of the fact that the Indemnitee is or was a Management Committee Member, Member or Officer or otherwise holds or held the aforesaid position, capacity or relationship; provided, (i) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) the Indemnitee’s conduct did not constitute fraud, gross negligence or willful misconduct, (iii) with respect to a criminal proceeding, the Indemnitee had no reasonable cause to believe his, her or its conduct was unlawful; and (iv) the Indemnitee’s conduct did not constitute a breach of the express provisions of this Agreement; provided, in no event shall the exception encompassed in this preceding clause (iv) apply to implied duties or obligations or to any matter of discretion conferred upon the Indemnitee. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above. This provision shall survive the termination of this Agreement and the dissolution of the Company.
Section 8.3 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 8.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a commitment by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified as authorized in Section 8.2.
Section 8.4 Non-Exclusivity. The indemnification provided by Section 8.2 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.
Section 8.5 Insurance. The Company may purchase and maintain insurance, at the Company’s expense, for the benefit of any Indemnitee, as an insured, against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.
Section 8.6 Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Management Committee, provide rights to indemnification and the advancement of expenses to employees and agents of the Company similar to those conferred in this Article VIII to Management Committee Members, Members, and Officers of the Company.

ARTICLE IX
TRANSFERS
Section 9.1 Transfers.
(a) No Member may Transfer Interests other than Permitted Transfers and Transfers pursuant to Section 9.2 and Section 9.3, provided, however, that notwithstanding anything herein to the contrary a Transfer by a Member shall be null and void ab initio (i) if, following the proposed Transfer, the Company would have more than 100 members within the meaning of Section 1.7704-1(h)(1)(ii) of the Treasury Regulations (taking into account Section 1.7704-1(h)(3) of the Treasury Regulations), (ii) if the Transferee fails to deliver to the Company such representations, warranties and other documents as are reasonably required by the Company, or (iii) if such Transfer would result in the violation of any applicable federal or state securities laws. Any costs incurred by the Company in connection with any Transfer by a Member of its Interest shall be borne by such Member. In addition, any Member Transferring its Interest shall be and remain liable for its obligations hereunder after such Transfer unless the Person receiving the Interest on such Transfer becomes a Member pursuant to Section 9.5(b).
(b) Notwithstanding any provision herein to the contrary, in no event shall any provision of this Article IX be applicable in connection with any exchange, reclassification, or other conversion of an Interest or other debt or equity securities of the Company into any cash, securities, or other property pursuant to a conversion, merger or consolidation of the Company approved in accordance with this Agreement.
Section 9.2 Right of First Offer; Right of First Refusal. A Member (a “Transferring Member”) is entitled to Transfer all or part of its Interest (“Offered Interest”) subject to the following provisions:
(a) If the Transferring Member desires to Transfer the Offered Interest, the Transferring Member shall deliver a written notice thereof (“Right of First Offer Notice”) to each other Member (each, a “Non-Transferring Member”).
(b) Upon receipt of the Right of First Offer Notice, each Non-Transferring Member shall have thirty (30) calendar days to provide the Transferring Member with a binding, written offer (the “Offer”) to purchase all but not less than all the Offered Interest. Any Offer must include, at a minimum, a price, in cash, for the Offered Interest, a description of any material conditions applicable to the purchase thereof, and the time period within which the Non-Transferring Member is prepared to close such purchase (which shall be as soon as reasonably practicable, but in no event later than ninety (90) calendar days after the date of the Right of First Offer Notice or, if any regulatory, governmental or third party consents or approvals are necessary to consummate such purchase, then such ninety (90) calendar day period shall be extended for an additional period of time reasonably necessary to obtain such consents or approvals, but in no event shall such extension exceed an additional ninety (90) calendar days). Upon receipt of an Offer from any Non-Transferring Member, the Transferring Member shall have the right, but not the obligation, to accept the same by delivering written notice to such Non-Transferring Member, which notice shall constitute a contract between the Transferring Member to sell, and such Non-Transferring Member to purchase, the Offered Interest on the terms and conditions described therein. If more than one Non-Transferring Member offers to purchase the Offered Interest on identical terms and the Transferring Member elects to accept either such Offer, the Offered Interest will be sold to such Non-Transferring Members pro rata.

(c) If the Transferring Member elects not to accept any Offer for the Offered Interest, the Transferring Member may, subject to Section 9.2 (d) – (h), Transfer the Offered Interest to a third party, provided that, the sale price for the Offered Interest must be in cash and may not be less than 105% of the highest sales price set forth in any Offer that was timely delivered to the Transferring Member. The Transfer must be concluded within the later to occur of (i) one hundred eighty (180) calendar days from the date of such election and (ii) receipt of any third party consents or approvals required in connection with such Transfer. Promptly after consummation of any sale of the Offered Interest to a Transferee, the Transferring Member shall notify each Non-Transferring Member of the consummation thereof and shall furnish such evidence of the completion of such sale and of the terms thereof to all Non-Transferring Members as any such Non-Transferring Member may reasonably request. If a Transferring Member elects not to accept an Offer for the Offered Interest and does not agree to Transfer the Offered Interest in accordance with the terms of this Agreement within thirty (30) calendar days of such election, then such Transferring Member shall not Transfer such Offered Interest for a period of one (1) year following the expiration of such thirty (30) calendar day period unless all of the Members have chosen to sell their Interests to a third party.
(d) Any Member proposing to make a Transfer to a ROFR Party (a “Transferor”) shall send a written notice (the “Transfer Notice”) to each other Member (each an “Offeree”) which notice shall state (i) the name of the Transferor, (ii) the name and address of the proposed Transferee, (iii) the amount of the Member’s Interest to be Transferred (the “ROFR Shares”), (iv) the price per unit at which the ROFR Shares are proposed to be Transferred (the “Offer Price”) and (v) the other terms and conditions of the proposed Transfer.
(e) For a period of 60 calendar days after delivery of a Transfer Notice (the “Exercise Period”), each Offeree shall have the right, exercisable as set forth in Section 9.2(f), to purchase all or a portion of the ROFR Shares at a purchase price equal to the Offer Price and upon the other terms and conditions set forth in the Transfer Notice.
(f) The right of each Offeree under Section 9.2(e) shall be exercisable by giving written notice prior to the expiration of the Exercise Period to the Transferor and each other Offeree. Such notice shall state (i) the Pro Rata Interest held by such Offeree and (ii) the number of ROFR Shares that such Offeree is willing to purchase pursuant to Section 9.2(e). The failure of an Offeree to give such notice within such period shall be deemed to be a waiver of such Offeree’s rights hereunder. In the event of an oversubscription by the Offerees, the ROFR Shares will be sold to the Offerees on a pro rata basis. In the event the Offerees undersubscribe the ROFR Shares, each subscribing Offeree shall have an additional 30 calendar days from the expiration of the Exercise Period (the “Additional Exercise Period”) to modify its offer made during the Exercise Period by giving written notice prior to the expiration of the Additional Exercise Period to the Transferor and each other subscribing Offeree. The failure of any such Offeree to give such notice within such period shall be deemed to be a waiver of such Offeree’s rights hereunder.

(g) The closing of any purchase of ROFR Shares by each Offeree shall be held on or prior to the 90th calendar day (the “Consummation Period”) following the Exercise Period or any Additional Exercise Period; provided, however, that if any Offeree that has exercised its right of first refusal fails to purchase ROFR Shares during the Consummation Period, then any other Offeree that has exercised its right of first refusal will have an additional 45 calendar days from the expiration of the Consummation Period (the “Extended Consummation Period”) to purchase such ROFR Shares (with any oversubscriptions resulting in a pro rata allocation). At such closing, the Transferor shall represent and warrant that it is the beneficial and record owner of such ROFR Shares. At the closing, the Offeree purchasing ROFR Shares shall make payment in full in immediately available funds for the ROFR Shares purchased by it, unless otherwise specified by the terms and conditions set forth in the Transfer Notice. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.
(h) Following (i) if the right of first refusal set forth herein with respect to ROFR Shares is not exercised, the expiration of the Exercise Period and any Additional Exercise Period or (ii) if the right of first refusal set forth herein with respect to ROFR Shares is exercised, the expiration of the Consummation Period and any Additional Consummation Period (each such expiration date is hereinafter referred to as the “Relevant Date”), the Transferor may Transfer all such ROFR Shares owned by the Transferor at such time to the proposed Transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, however, that (i) such Transfer is bona fide, (ii) the price for the Transfer to the ROFR Party is a price not less than the Offer Price and the terms and conditions of such Transfer are no less favorable to the Transferor than those set forth in the Transfer Notice and (iii) the Transfer is consummated within 90 calendar days after the Relevant Date for the ROFR Shares. If such a Transfer does not occur within such 90 calendar day period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Shares may be made thereafter without again making an offer to the Offeree, in accordance with this Section 9.2(d) – (h).
Section 9.3 Mandatory Buy-Sell.
(a) At any time after the Project Manager has submitted the Capital Budget for the Initial Biofined Renewable Fuels Production Plant to the Management Committee for its approval, each of Syntroleum (which for purposes of this Section 9.3 will include any Person that has acquired all of Syntroleum’s Interest pursuant to a Permitted Transfer or to Section 9.2) and Tyson (which for purposes of this Section 9.3 will include any Person that has acquired all of Tyson’s Interest pursuant to a Permitted Transfer or to Section 9.2) (the “Offering Member”) shall have the right to purchase all (but not less than all) of the Interest held by the other Member (the “Recipient Member”) if, but only if all the Members or the Management Committee have not approved any matter, item or decision required under this Agreement to be determined by a Unanimous Vote of the Management Committee Members and such matter has not been resolved pursuant to Section 4.11.

(b) The Offering Member shall exercise its rights under this Section 9.3 by notice (the “Offer Notice”) to the Recipient Member. The Offer Notice shall specify a purchase price for each 1% of its Interest (the “Price”) which the Offering Member proposes to pay for the purchase of each 1% of the Interest held by the Recipient Member. No later than the sixtieth (60th) calendar day following receipt of the Offer Notice (the “Offer Notice Deadline”), the Recipient Member must notify the Offering Member of its election either (i) to sell all its Interest to the Offering Member at the Price (in which case the Offering Member shall be referred to as the “Purchaser” and the Recipient Member shall be referred to as the “Seller” for purposes of this Section 9.3), or (ii) to purchase at the Price the Interest held by the Offering Member (in which case the Offering Member shall be referred to as the “Seller” and the Recipient Member shall be referred to as the “Purchaser” for purposes of this Section 9.3). The failure of the Recipient Member to notify the Offering Member prior to the Offer Notice Deadline of its election either to buy or to sell shall conclusively be deemed for all purposes to be an election by the Recipient Member to have agreed to sell its Interest to the Offering Member on the terms specified in the Offer Notice, and such deemed election shall be treated as having occurred on the Offer Notice Deadline.
(c) The closing of the purchase and sale of the Seller’s Interest pursuant to this Section 9.3, shall be at 9:00 a.m. on the twentieth (20th) day following the Offer Notice Deadline, subject to any delay in the closing provided for herein, unless the Seller and the Purchaser, otherwise agree. At the closing, the consideration to be paid shall be delivered by the Purchaser to the Seller, and the Seller shall represent and warrant to the Purchaser and the Company that the Interest is free and clear of all liens, encumbrances and adverse claims, and shall deliver to each of the Purchaser and the Company such certificates, if any, representing the Interest so purchased, accompanied by duly executed transfer instruments and such other matters, as are deemed reasonably necessary by the Company for the proper transfer of such Interest to the Purchaser on the books of the Company. The Company, the Seller, and the Purchaser shall cooperate in good faith in obtaining all necessary governmental and other third-Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third day following the expiration of any required waiting periods under the HSR Act and the receipt of any other necessary governmental approvals.
Section 9.4 Call Rights.
(a) Upon the occurrence of a Change of Control of Tyson to a ROFR Party of Syntroleum, Syntroleum shall have the right within sixty (60) days of the Change of Control to require Tyson (i) to sell to Syntroleum 1% of Tyson’s interest in the Company pursuant to Section 9.4(b); or (ii) to sell to Syntroleum all, but not less than all, of the Interest then held by Tyson at a price equal to the Call Price (the “Syntroleum Call Option”). The Syntroleum Call Option shall be exercised within 60 days after the occurrence of a Change of Control of Tyson by written notice from Syntroleum to Tyson specifying the date for the closing of the sale of the Interest subject to the Syntroleum Call Option, which date shall be no earlier than 30 days subsequent to the date such written notice is provided. If Syntroleum fails to exercise the Syntroleum Call Option within such time period, Syntroleum shall be deemed to have waived its rights with respect to the Syntroleum Call Option in relation to such Change of Control of Tyson.

(b) Upon the occurrence of a Change of Control of Tyson to a non-ROFR Party of Syntroleum, or upon Syntroleum’s election pursuant to Section 9.4(a), Syntroleum shall have the right (the “Syntroleum One Percent Call Option”) to require Tyson to sell to Syntroleum a one percent of one hundred percent (1%) interest in the Company out of the Interest then held by Tyson at a price equal to the ratio of one percent of one hundred percent over the Interest then held by Tyson times the Call Price. The Syntroleum One Percent Call Option shall be exercised within 60 days after the occurrence of a Change of Control of Tyson by written notice from Syntroleum to Tyson specifying the date for the closing of the sale of the Interest subject to the Syntroleum One Percent Call Option, which date shall be no earlier than 30 days subsequent to the date such written notice is provided. Notwithstanding any other provision hereof, if Syntroleum exercises the Syntroleum One Percent Call Option Syntroleum shall have the right to appoint three (3) of the four (4) Management Committee Members and Tyson, or its successor, shall have the right to appoint one (1) of the four (4) Management Committee Members. If Syntroleum fails to exercise the Syntroleum One Percent Call Option within such time period, Syntroleum shall be deemed to have waived its rights with respect to the Syntroleum One Percent Call Option in relation to such Change of Control of Tyson.
(c) Upon the occurrence of a Change of Control of Syntroleum to a ROFR Party of Tyson, Tyson shall have the right within sixty (60) days of the Change of Control to require Syntroleum (i) to sell to Tyson 1% of Syntroleum’s interest in the Company pursuant to Section 9.4(d); or (ii) to sell to Tyson all, but not less than all, of the Interest then held by Syntroleum at a price equal to the Call Price (the “Tyson Call Option”). The Tyson Call Option shall be exercised within 60 days after the occurrence of a Change of Control of Syntroleum by written notice from Tyson to Syntroleum specifying the date for the closing of the sale of the Interest subject to the Tyson Call Option, which date shall be no earlier than 30 days subsequent to the date such written notice is provided. If Tyson fails to exercise the Tyson Call Option within such time period, Tyson shall be deemed to have waived its rights with respect to the Tyson Call Option in relation to such Change of Control of Syntroleum.
(d) Upon the occurrence of a Change of Control of Syntroleum to a non-ROFR Party of Tyson, or upon Tyson’s election pursuant to Section 9.4(c), Tyson shall have the right (the “Tyson One Percent Call Option”) to require Syntroleum to sell to Tyson one percent of one hundred percent (1%) in the Company out of the Interest then held by Syntroleum at a price equal to the ratio of one percent of one hundred percent over the Interest then held by Syntroleum times the Call Price. The Tyson Call Option shall be exercised within 60 days after the occurrence of a Change of Control of Syntroleum by written notice from Tyson to Syntroleum specifying the date for the closing of the sale of the Interest subject to the Tyson Call Option, which date shall be no earlier than 30 days subsequent to the date such written notice is provided. Notwithstanding any other provision hereof, if Tyson exercises the Tyson One Percent Call Option Tyson shall have the right to appoint three (3) of the four (4) Management Committee Members and Syntroleum, or its successor, shall have the right to appoint one (1) of the four (4) Management Committee Members. If Tyson fails to exercise the Tyson Call Option within such time period, Tyson shall be deemed to have waived its rights with respect to the Tyson Call Option in relation to such Change of Control of Syntroleum.
(e) The closing of the purchase and sale pursuant to the Syntroleum Call Option, Syntroleum One Percent Call Option, the Tyson One Percent Call Option or the Tyson Call Option shall be at 9:00 a.m. on the day set forth in the relevant notice, subject to any delay in the closing provided for herein, unless the seller and the purchaser, otherwise agree. At the closing, the consideration to be paid shall be delivered by the purchaser to the seller, and the seller shall represent and warrant to the purchaser and the Company that the interest in the Company being sold is free and clear of all liens, encumbrances and adverse claims, and shall deliver to each of the purchaser and the Company such certificates, if any, representing the interest in the Company so purchased, accompanied by duly executed transfer instruments and such other matters, as are deemed reasonably necessary by the Company for the proper transfer of such interest to the purchaser on the books of the Company. The Company, the seller, and the purchaser shall cooperate in good faith in obtaining all necessary governmental and other third-Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third day following the expiration of any required waiting periods under the HSR Act and the receipt of any other necessary governmental approvals.
Section 9.5 Substitution.
(a) Unless an Assignee becomes a Member in accordance with the provisions of Section 9.5(b), such Assignee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.
(b) An Assignee of a Member, or any portion thereof, shall become a Member entitled to all of the rights of a Member if, and only if (i) the assignor gives the Assignee such right; (ii) a Supermajority Vote of the Management Committee Members consents in writing to the Assignee becoming a substituted Member (which consent may not be unreasonably withheld) or the Transfer is a Permitted Transfer or made pursuant to Section 9.2; and (iii) the Assignee executes and delivers such instruments to effect such substitution and to confirm the agreement of the Assignee to be bound by all of the terms and provisions of this Agreement.
Section 9.6 Enforcement. Each of the Members acknowledges and agrees that the remedies available under Section 12.6 are not adequate for any breach of this Article 9, and, as a result, each Member, in addition to any other rights and remedies it may have under this Agreement and without first utilizing the procedures set forth in Section 12.6, shall be entitled to bring suit in any court of competent jurisdiction and to seek, obtain and enforce any remedy available at law or in equity (including but not limited to injunctive relief and specific performance) in respect of such breach.
ARTICLE X
DISSOLUTION, LIQUIDATION, AND TERMINATION
Section 10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
(a) the approval of Management Committee;
(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c) unless all the Members otherwise agree, upon consummation of the disposition at any time of all or substantially all of the assets of the Company and its subsidiaries.
The retirement, expulsion, resignation, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership interest of a Member shall not cause the dissolution of the Company.
Section 10.2 Winding-up. Upon dissolution of the Company pursuant to Section 10.1, the Company shall be wound up and liquidated. A liquidator appointed by the Management Committee, shall proceed with the Dissolution Sale and the Final Distribution. In the Dissolution Sale, such liquidator shall use its commercially reasonable efforts to reduce to cash and cash equivalent items such assets of the Company as such liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations (including legal restrictions on the ability of a Member to hold any assets to be distributed in kind).
Section 10.3 Final Distribution. After the Dissolution Sale, the proceeds thereof and all other assets of the Company shall be distributed (the “Final Distribution”) in one or more installments in the following order of priority:
(a) to the payment of the expenses of the winding-up, liquidation and termination of the Company;
(b) to pay all creditors of the Company, including, in accordance with the terms agreed among them and otherwise on a pro rata and pari passu basis, Members who are creditors;
(c) to establish reserves, in amounts reasonably established by such liquidator and approval by the Management Committee, to meet other liabilities of the Company other than to the Members or former Members in respect of distributions owing to them hereunder;
(d) to the payment to Tyson of any amounts owed to Tyson pursuant to a feedstock sales agreement (excluding Service Fees) entered into by Tyson in respect of a Biofined Renewable Fuels Production Plant as a result of a default by the buyer thereunder less the portion of any amount received by Tyson upon the exercise of remedies in respect of such default equal to Tyson’s Pro Rata Interest;
(e) to the payment to Tyson of any amounts owed to Tyson for Service Fees pursuant to a feedstock sales agreement entered into by Tyson in respect of a Biofined Renewable Fuels Production Plant as a result of a default by the buyer thereunder less the portion of any amount received by Tyson upon the exercise of remedies in respect of such default equal to Tyson’s Pro Rata Interest and to the payment to Syntroleum of any amounts owed to Syntroleum pursuant to the Syntroleum Biofining Technology Master and Site License Agreements entered into by Syntroleum in respect of a Biofined Renewable Fuels Production Plant as a result of a default by the licensee thereunder less the portion of any amount received by Syntroleum upon the exercise of remedies in respect of such default equal to Syntroleum’s Pro Rata Interest; and

(f) to distribute the remaining proceeds, if any, plus any remaining assets of the Company as soon as practicable, in accordance with Section 3.4(b) hereof.
For purposes of the application of this Section 10.3 and determining Capital Accounts on liquidation, all Unrealized Gain, Unrealized Loss and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of distribution.
Section 10.4 Termination of the Company. Upon the completion of the dissolution and winding-up of the Company and the distribution of all Company assets, the Company’s affairs shall terminate and the Company shall cause to be executed and filed a Certificate of Cancellation pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Company.
Section 10.5 Obligations of Certain Members. In the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever, unless application of the Curative Allocation provided in Article III does not eliminate such deficit balance.
ARTICLE XI
REPRESENTATIONS AND WARRANTIES
Section 11.1 Representations and Warranties of Members to Each Other. Each Member severally, and not jointly, represents and warrants to each other Member that such Member:
(a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;
(b) has full entity power and authority to execute and agree to this Agreement and to perform its obligations hereunder and that all requisite actions necessary for the due authorization, execution, delivery, and performance of this Agreement have been duly taken;
(c) has duly executed and delivered this Agreement and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and
(d) such Member has such knowledge and experience (based on actual participation) in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision.

ARTICLE XII
MISCELLANEOUS
Section 12.1 Amendments. Except as required by law, this Agreement may not be amended or supplemented except by the written consent of the Members.
Section 12.2 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among all of the Members with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.
Section 12.3 Severability. In the event any provision or portion of a provision hereof is held to be invalid, void, or unenforceable by a court of competent jurisdiction or a governmental agency with jurisdiction, such holding shall not affect the remaining portion of that provision or any other provision hereof.
Section 12.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered or mailed, registered mail, first-class postage paid or (b) transmitted via facsimile, if to any Member, at such Member’s address, or to such Member’s facsimile number, set forth on Schedule A to this Agreement and if to the Company, 4322 S. 49th W. Ave., Tulsa, OK 74107, Attn: Director (Facsimile: 918-592-7979), or to such other Person or address as any Member shall have last designated by notice to the Company. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by facsimile transmission confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission, on the date sent if receipt is confirmed by telephone, and (iv) if delivered by hand, on the date of receipt.
Section 12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the construction or interpretation of this Agreement to the laws of another State. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.
Section 12.6 Arbitration; Jurisdiction; Venue. All disputes arising out of or related to this Agreement shall be determined by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (the “Rules”). Any such arbitration shall be conducted in Houston, Texas in the English language. The arbitration panel shall consist of three neutral arbitrators. The arbitrators shall be appointed as provided in Rule R-11. The chairman shall be selected in accordance with Rule R-13 of the Rules. Any action or proceeding required to enforce or enter an arbitration award or decision will be brought and enforced in the courts of the United States for the Southern District of New York, and the parties irrevocably submit to the exclusive jurisdiction of the foregoing courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the Southern District of New York, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.7 Successors and Assigns. Except with respect to the rights of Persons who may be entitled to indemnification under Article VIII, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person, including creditors, other than Members and with respect to enforcement of the rights set forth in Section 8.2, Assignees and, subject to compliance with the Transfer restrictions contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members and Assignees, and their legal representatives, heirs, successors and permitted assigns.
Section 12.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
Section 12.9 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes. The terms “include” and “including” means include or including without limitation. A reference to an agreement or instrument is to the agreement or instrument as amended or modified from time to time in accordance with its terms. The Members acknowledge and agree that this Agreement has been negotiated by the Members and has been the subject of arm’s length and careful negotiation, that each Member has been given the opportunity to independently review this Agreement with legal counsel, and that each Member has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against a Member which drafted the Agreement or any portion thereof.
Section 12.10 Headings. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 12.11 Confidentiality: Publicity.
(a) The Members agree that each shall keep confidential and cause its affiliates and instruct its officers, directors, employees and advisors to keep confidential, all information relating to the Company its business including, without limitation, the terms and conditions of this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent such disclosure is (i) required by law, administrative process or any standards or rules of any stock exchange to which such Member or any of its affiliates is subject, (ii) to the advisors, auditors, legal counsel, agents, lenders and insurers of such party or its affiliates (collectively, “Recipients”) provided that such disclosure is necessary for each Recipients to perform their respective obligations on behalf of such Member with respect to this Agreement and such Recipients shall have executed a confidentiality agreement containing restrictions and obligations no less stringent than those contained herein or are under an obligation of confidentiality and (iii) of information already known by a party prior to disclosure by the other party or which is available to the public as of the date hereof, or thereafter becomes available to the public other than as a result of a breach of this Section 12.11 or obtained from another source not subject to confidentiality obligation.
(b) In furtherance of the foregoing, if any Member is or becomes compelled by any governmental, judicial or regulatory authority with jurisdiction to disclose this Agreement to any third party (e.g., by order, deposition, interrogatory, civil investigative demand, request for documents, subpoena, or similar process or rule of procedure, or by statute, rule, or regulation, or other legal requirement), such Member shall give each other Member prompt notice of the existence, terms and circumstances surrounding such requirement.
(c) The obligation of the Members under this Section 12.11 shall continue until the expiration or termination of this Agreement and for a period of two (2) years thereafter, but in no event less than five (5) years from the Effective Date.
(d) Each Member shall have the right to review and approve any publicity material, press releases, or other public statements by the Company or any other Member that refer to such Member or that describe any aspect of this Agreement. Each Member agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Members, except as is required to comply with federal or state securities laws or the rules of any securities exchange to which a Member is subject. No Member shall publish or use any advertising, sales promotions, or other publicity materials that use any other Member’s logo, trademarks, or service marks without the prior written approval of such other Member.
(Signatures on following page)

IN WITNESS WHEREOF, the Members have executed this Agreement in counterparts, as of the date first above written.

SYNTROLEUM CORPORATION
By:	/s/ John B. Holmes, Jr.
	Name:	John B. Holmes, Jr.
	Title:	Chief Executive Officer

TYSON FOODS, INC.
By:	/s/ Richard L. Bond
	Name:	Richard L. Bond
	Title:	President and Chief Executive Officer

SIGNATURE PAGE – LIMITED LIABILITY COMPANY AGREEMENT
OF DYNAMIC FUELS, LLC

SCHEDULE A
MEMBERS, INITIAL CAPITAL CONTRIBUTIONS
AND INTERESTS

	Total Initial
	Capital	Required Dates
Member Name and Address	Contributions:	of Contributions	Interests
Syntroleum Corporation 4322 S. 49th W. Ave., Tulsa, OK 74107	$4,250,000	Per Schedule C	50.0%

Tyson Foods, Inc. 2210 West Oakland Drive Springdale, AR 72762	$4,250,000	Per Schedule C	50.0%

TOTAL	—	—	100%
Schedule A, Page 1

SCHEDULE B
DEFINITIONS
1. Terms Defined in this Schedule B. In addition to terms or phrases defined elsewhere in the Agreement, the following terms or phrases, where capitalized in the Agreement, shall have the following definitions (references to Sections shall be to the Section of the Agreement unless otherwise indicated):
“Act” means the Delaware Limited Liability Company Act or any successor statute, as amended from time to time.
“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each relevant Adjustment Period, after giving effect to the following adjustments: (a) increase the Capital Account by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decrease the Capital Account by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 3.2(b)(i) or 2(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjustment Period” means any period of time that begins on the effective date of the formation of the Company (in the case of the first Adjustment Period) or the day following the end of the immediately preceding Adjustment Period (with respect to each subsequent Adjustment Period) and ends on the first to occur of: (a) the last day of a fiscal year, (b) the day immediately preceding the date of the “liquidation” of a Member’s Interest in the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), or (c) the date on which the Company is terminated pursuant to Section 10.4 following the occurrence of an event requiring a winding up.
“Affiliate” means, with respect to a Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
“Agreed Allocation” means any allocation, other than a Regulatory Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 3.2(a).
“Agreed Value” of any Contributed Property means the fair market value of such property at the time of contribution as agreed by the Members.
“Annual Budget” shall have the meaning provided in Section 4.3(c).
Schedule B, Page 1

“Approving Member” shall have the meaning set forth in Section 4.14(b).
“Assignee” means any Person that has acquired and owns an Interest in accordance with the terms of this Agreement but has not yet been admitted as a Member pursuant to Section 9.5(b).
“Bio Feedstock” means animal fats and other feedstocks, including, but not limited to, vegetable oils, yellow, brown and recycled grease, glycerin, glycerol, palm oil, soybean oil and other bio-oils, but excluding any material or product produced from a Fischer-Tropsch synthesis process.
“Biofined Renewable Fuels” means renewable fuels made from Bio Feedstocks including, but not limited to, iso-paraffinic kerosene, jet fuel, diesel, naphtha, petroleum jelly and liquefied petroleum gas.
“Biofined Renewable Fuels Production Plant” means a plant to produce Biofined Renewable Fuels developed, constructed, financed, tested, owned, operated and maintained by the Company or on behalf of an Operating Subsidiary.
“Biofining Technology” means Syntroleum’s proprietary technology for making Biofined Renewable Fuels at a stand alone facility that is licensed to the Company or an Operating Subsidiary pursuant to a Syntroleum Biofining Technology Site License.
“Budgets” means the Initial Budget, the Capital Budget, the Operating Budget, the Annual Budget(s) and Subsequent Budget(s).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Call Price” means the Fair Market Value of the Interest subject to the Syntroleum Call Option or the Tyson Call Option, as the case may be.
“Capital Account” is the capital account maintained for a Member pursuant to Section 3.1.
“Capital Budget” shall have the meaning provided in Section 4.3(b).
“Capital Contribution” of any Member means a capital contribution made or required to be made to the Company by such Member.
“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company assets, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.1(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company assets.

“Catalyst Supply Agreement” means that certain Catalyst Supply Agreement to be entered into by and between Syntroleum and [Operating Subsidiary] the form of which is an exhibit to the Syntroleum Biofining Technology Master License.
“Change of Control” means, with respect to an entity, the acquisition (in any one transaction or series of related transactions) after the date of this Agreement, by any Person or Control Group, of Control of such entity.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Expenses” has the meaning set forth in Section 6.2.
“Company Minimum Gain” has the meaning given that term in Treasury Regulation Section 1.704-2(b)(2) and means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Contributed Property” means each property or other asset, but excluding cash, contributed to the Company.
“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, management authority, by contract or otherwise; and without limiting the foregoing, it shall be deemed that the ownership of more than 50% of the voting securities, partnership interests, member interests or percentage interest of another Person shall be deemed to meet such control test.
“Control Group” means any group of Persons that are Affiliates or that are otherwise acting under common direction or Control.
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 3.2(b)(viii).
“Declining Member” shall have the meaning set forth in Section 4.14(a).
“Development Activities” means all activities in connection with the development, construction, startup and testing of a Biofined Renewable Fuels Production Plant including technical activities, design, engineering, procurement of equipment, construction, permitting, financial review, environmental review, legal review, procurement of finance, fuel supply, power supply, water supply, infrastructure and other agreements.
“Development Activities Completion Date” means the first to occur of (i) the date which Tyson and Syntroleum agree is the Development Activities Completion Date, (ii) 180 days following the commencement of commercial operations of the last Biofined Renewable Fuels Production Plant developed by the Company during the 10 year period commencing on the date of this Agreement and (iii) the abandonment by the Company of the development of such Biofined Renewable Fuels Production Plant.

“Dissolution Sale” means all sales and liquidations by or on behalf of the Company of its assets in connection with or in contemplation of the winding up of the Company.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, but taking into account in the case of such an interest discounts for minority interests, restrictions on transfer, lack of marketability, and other similar factors typically considered in valuing securities in a privately held enterprise. In determining the Fair Market Value of any Member’s Interest, the value shall be determined assuming that the Company is an ongoing business enterprise. Fair Market Value of a Member’s Interest shall be determined as follows:
(a) By agreement of the buyer and seller;
(b) If the buyer and seller shall not agree upon a Fair Market Value, each of buyer and seller will appoint an investment bank from the list attached hereto as Schedule D to determine the Fair Market Value;
(c) If the values as determined by the two investment banks are within 5% (using the higher value to determine 5%), then the Fair Market Value shall be the average of the two values. If the two values differ by more than 5%, then the two investment banks shall appoint a third investment bank from the list attached hereto as Schedule D or mutually acceptable to each of buyer and seller to make its own determination of Fair Market Value;
(d) If the value determined by the third investment bank is closer to the value determined by the investment bank appointed by seller, then Fair Market Value will be equal to 120% of the value determined by the investment bank appointed by seller. If the value determined by the third investment bank is closer to the value determined by the investment bank appointed by buyer, then Fair Market Value will be equal to the excess of (i) the value determined by the investment bank appointed by buyer over (ii) 20% of the value determined by the investment bank appointed by seller.
(e) The costs and expenses incurred by each investment bank appointed for the determination of Fair Market Value shall be borne by the entity that appointed such investment bank. If a third investment bank should be appointed, the costs and expenses of such third investment bank shall be equally shared by buyer and seller.
“Initial Biofined Renewable Fuels Production Plant” means the first Biofined Renewable Fuels production plant to be built by the Company as described in the Capital Budget.
“Initial Budget” shall have the meaning provided in Section 4.3(a).

“Initial Capital Contributions” means the amount of the Capital Contributions to be made by the Members as set forth and described on Schedule A.
“Interest” means the entire membership interest owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. Notwithstanding the foregoing, where the context so requires, a Member’s Interest means a percentage, as of a relevant date, equal to a fraction, (i) the numerator of which is such Member’s aggregate Capital Contributions, reduced by the amount of any dilution in the value of such Interest pursuant to Section 2.2(h) as a result of such Member’s Defaulted Capital Contribution, increased by the amount of any increase in the value of such Interest pursuant to Section 2.2(h) as a result of being a non-Defaulting Member at the time of another Member’s Defaulted Capital Contribution and (ii) the denominator of which is the aggregate Capital Contributions made by all Members as of such date.
“Internal Rate of Return” means the annual discount rate that would result in a net present value of zero with respect to the aggregate cash flows relating to a Biofined Renewable Fuels Production Plant.
“IP Escrow Agreement” means that certain Escrow Agreement to be entered into among Syntroleum, [Operating Subsidiary] and a party to be mutually agreed between Syntroleum and Tyson, as referenced in Section 2.9.
“LIBOR” means the London interbank offered rate for six-month U.S. Dollar deposits set forth on Reuters from time to time.
“Majority Vote of the Management Committee Members” means the affirmative vote of the Management Committee Members that comprise greater than fifty percent (50%) of the Management Committee.
“Management Committee” has the meaning set forth in Section 4.1.
“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term excludes any Person who has ceased to be a Member.
“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.1(d)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Net Income” means, for any Adjustment Period, the excess if any, of the Company’s items of income and gain for such Adjustment Period over the Company’s items of loss and deduction for such Adjustment Period. The items included in the calculation of Net Income shall be determined in accordance with Section 3.1(b); provided, that, Net Income shall not include an item to the extent it is included in a Regulatory Allocation or a Curative Allocation.
“Net Loss” means, for any Adjustment Period, the excess if any, of the Company’s items of loss and deduction for such Adjustment Period over the Company’s items of income and gain for such Adjustment Period. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.1(b); provided, that Net Loss shall not include an item to the extent it is included in a Regulatory Allocation or a Curative Allocation.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).
“Operating Subsidiary” means a subsidiary of the Company organized as a pass through entity for US federal income tax purposes formed to develop, construct, finance, test, own, operate and maintain a Biofined Renewable Fuels Production Plant.
“Optional Funding Loan” has the meaning set forth in Section 2.2(e).
“Organizational Expenses” means all actual and reasonable, out-of-pocket costs and expenses in connection with the formation and organization of the Company, each Operating Subsidiary and any related entities, including any related legal, accounting, transaction and financial advisory fees or expenses.
“Other Agreements” means:
1. The Warrant Agreement
2. The Registration Rights Agreement
3. The Project Participation Agreement

“Partially Adjusted Capital Account” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, the Capital Account of such Member as of the beginning of such Adjustment Period, after giving effect to all allocations of items of income, gain, loss, or deduction not included in Net Income and Net Loss and all Capital Contributions and distributions during such period but before giving effect to any allocations of Net Income or Net Loss for such period pursuant to Section 3.2, increased by (a) such Member’s share of Company Minimum Gain, as determined pursuant to Treasury Regulation Section 1.704-2(d), as of the end of such Adjustment Period and (b) such Member’s share of Member Nonrecourse Debt Minimum Gain, as determined pursuant to Treasury Regulation Section 1.704-2(i), as of the end of such Adjustment Period.
“Permitted Transfer” means with respect to any Member, any Transfer of an Interest (or portion thereof) (a) to an Affiliate of such Member, (b) to any corporation or other entity which is a successor to such Member either by merger or consolidation, (c) to a purchaser of all or substantially all of such Member’s assets, (d) to a partnership of which a Member or an Affiliate of a Member is the general partner (e) to a lending institution pursuant to a pledge agreement or other security agreement as part of a Member’s credit facilities or (f) to a non-Defaulting Member upon the dilution of a Defaulting Member’s Interest pursuant to Section 2.2(h) as a result of a Defaulted Capital Contribution by the Defaulting Member.
“Permitted Transferee” means any Person that receives an Interest pursuant to a Permitted Transfer.
“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.
“Pro Rata” means as to a Member’s Interest, the percentage of the total of all Interests owned by the Members that is owned by such Member.
“Project Participation Agreement” means that certain Project Participation Agreement by and between Tyson and Syntroleum of even date herewith.
“Qualifying Feedstock Supply Contract” means a contract with a term of one or more years for the sale by Tyson of Bio Feedstock to a Person engaged in the production of Biofined Renewable Fuels within the United States.
“Registration Rights Agreement” means that certain Registration Rights Agreement by and between Tyson and Syntroleum of even date herewith.
“Regulatory Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 3.2(b)(i) - 3.2(b)(vii), such allocations being directly or indirectly required by the Treasury Regulations promulgated under Section 704(b) of the Code.
“Revenue” means the total amount as shown on the Company’s financial statements representing the Company’s gross sales of products. “Revenue” shall not include any other sources of income, including investment income or items of extraordinary income.
“ROFR Party” means, with respect to a Member, a Person engaged in the same line of business as such Member on the date hereof and each Person Controlled by any such Person.

“Sales Agreement” means that certain Sales Agreement by and between Tyson and Company of even date herewith.
“Securities Act” means the Securities Act of 1933.
“Services Agreements” means the Services Agreements by and between respectively each of (i) the Company or Operating Subsidiary and (ii) Syntroleum or Tyson. On the date of this Agreement the Company has entered into Services Agreement with Syntroleum and Tyson. If the Company determines that any Operating Subsidiary needs to enter into a Services Agreement with Syntroleum or Tyson, or if any other agreement requires the Operating Subsidiary to enter into such a Services Agreement, the form of Services Agreement to be entered into with Syntroleum is attached as Schedule E and the form to be entered into with Tyson is attached as Schedule F.
“Subsequent Biofined Renewable Fuels Production Plant” means each Biofined Renewable Fuels production plant to be built by the Company as described in a Capital Budget after the Initial Biofined Renewable Fuels Production Plant.
“Syntroleum Biofining Technology Master License” means that certain Master License Agreement by and between Syntroleum and the Company of even date herewith.
“Syntroleum Biofining Technology Site License” means that certain Site License Agreement to be entered into between Syntroleum and [Operating Subsidiary], and which is an exhibit to the Syntroleum Biofining Technology Master License.
“Supermajority Vote of the Management Committee Members” means the affirmative vote of the Management Committee Members that comprise at least sixty-six and two-thirds percent (66 2/3%) of the Management Committee.
“Target Capital Account” means, with respect to any Member as of the close of business on the last day of any Adjustment Period, an amount (which may be either a positive or a deficit balance) equal to the amount such Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to the Carrying Value of such assets, all the Company liabilities were satisfied to the extent required by their terms, and the net proceeds were distributed pursuant to Section 3.5 taking into account any adjustment required under Section 3.6 of Schedule C.
“Tax Distribution” means a distribution made pursuant to Section 3.6.
“Transfer” including the correlative terms “Transferring,” or “Transferred” means any direct or indirect Transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any disposition (whether voluntary or involuntary or by operation of law), or the acts of the foregoing.
“Treasury Regulations” (or any abbreviation thereof used herein) means temporary or final regulations promulgated under the Internal Revenue Code, including any future amendments to such regulations and any corresponding provision of succeeding regulations.

“Unanimous Vote of the Management Committee Members” means the affirmative vote all the Management Committee Members.
“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.1(d) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.1(d) as of such date).
“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.1(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.1(d).
“Warrant Agreement” means that certain Warrant Agreement by and between Tyson and Syntroleum of even date herewith.

SCHEDULE C
INITIAL BUDGET
An Initial Budget of $8.5 million is required to complete Project Development. At the conclusion of the Project Development effort the project and economics will be sufficiently defined that the Joint Venture can make a decision on full project sanction.
The Initial Budget of $8.5 million will be funded by the parties within 15 calendar days of the effective date of this agreement. Recovered expenses from third parties will be distributed to the parties as such funds are received from the third parties. All terms and conditions associated with the third party recovered expenses will apply to the parties.
The funding authorized under this request is sufficient to complete the work scope. The administration and allocation of the funds are under the direct control of the Management Committee. The Management Committee will establish and approve each scope item and it’s budget. Status of all activities and costs will be updated on a monthly basis, reflecting plan, actual and forecast for both work progress and expenditures.
The scope includes selection of the final feed slate, selection of the site, preparation of the Process Design Package and the FEED, and the development of a +/- 20% cost estimate. There is an allowance for reserving the plant site, since we will not want to conduct all of this work without having the site secured. Since this is a developmental effort a contingency of 20% has been included to reflect the uncertainty in estimating the cost of the activities.
The project requires 2 1/2 years to design and build, once the JV has been established and the feedstock slate has been fixed. The 60 day review and approval cycle for Project Sanction has been incorporated into the schedule. Long lead equipment must be ordered prior to full project sanction to preserve a 2010 plant start up, however the cost of equipment and early order/cancellation fees are not included in this budget.

BiofiningTM Timeline
XXX

Tasks required prior to Project Sanction that are conducted under this Initial Budget are as follows:
1. LLC Establishment
a. Allowance for setting up the JV
2. Preparation of PDPQ
a. Man hours and expenses required to complete the Questionnaire
3. Site Selection
a. Manhours and expenses to evaluate and select a plant site
4. Select PM Contractor
a. Manhours and expenses required to identify, evaluate and select a Project Management Contractor.
5. PDP
a. Manhours and expenses required to prepare the Process Design Package.
6. FEED
a. Contractor expenses required to prepare the FEED Package.
7. Equipment availability evaluation
a. Manhours and expenses required to identify and evaluate equipment availability and used equipment opportunities.
8. Plant Manger
a. Part time position plus expenses.
9. Project Manager
a. Full time position and expenses
10. Permitting
a. Contracted services to prepare permits
11. PM Contractor
a. Site engineering, procurement of long lead items and project cost control.
12. Legal
a. Allowance for preparing all contracts.
13. Accounting
a. Allowance for providing accounting services for the JV prior to project sanction
14. Tyson JV reps
a. Allowance for reimbursable travel expenses
15. Syntroleum JV reps
a. Allowance for reimbursable travel expenses
16. Demonstration Run at PARC
a. Production run with proposed feedstock slate
17. Land
a. Allowance for acquiring or reserving plant site
18. Additional Sample Testing
a. Allowance for testing and approving additional feedstocks
19. FedEx, postage, duties and fees
a. Allowance for miscellaneous expenses
20. Subtotals
21. Contingency
a. 20% for unexpected costs in identified scope.
22. Total

Estimated Expenditures
XXX
Schedule C, Page 1

SCHEDULE D
INVESTMENT BANKS
A.G. Edwards & Sons
Bank of America
Bear, Stearns & Co.
Citigroup
Credit Suisse
Deutsche Bank
Friedman Billings Ramsey
Goldman Sachs
J.P. Morgan
Jefferies & Co.
Lehman Brothers
Merrill Lynch
Morgan Stanley
Piper Jaffray
RBC Capital Markets
Raymond James & Associates
Simmons & Company
Stephens Inc.
Thomas Weisel Partners
UBS Investment Bank